Exhibit (d)(1)

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

QUEST DIAGNOSTICS INCORPORATED,

SPARK ACQUISITION CORPORATION

AND

CELERA CORPORATION

DATED AS OF

MARCH 17, 2011

i

4.11	Litigation	39

4.12	Health Care Matters	39

4.13	Environmental Matters	41

4.14	Intellectual Property	41

4.15	Taxes	43

4.16	Insurance	44

4.17	Real Estate	45

4.18	Required Vote	46

4.19	Certain Business Practices	46

4.20	Information in the Offer Documents and the Schedule 14D-9	46

4.21	Information in the Proxy Statement	47

4.22	No Trust Required	47

4.23	Fairness Opinion	47

4.24	Brokers	47

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER	47

5.1	Organization and Qualification	48

5.2	Authority	48

5.3	No Conflict; Required Filings and Consents	48

5.4	Litigation	49

5.5	Ownership of the Purchaser; No Prior Activities	49

5.6	Sufficient Funds	49

5.7	Brokers	50

5.8	Ownership of Company Common Stock	50

5.9	Information in the Offer Documents	50

5.10	Information in the Proxy Statement and the Schedule 14D-9	50

5.11	Taxes	50

ARTICLE VI	COVENANTS	50

6.1	Conduct of Business Pending the Closing	50

6.2	Cooperation	54

6.3	Access to Information; Confidentiality	54

6.4	No Solicitation of Transactions	55

6.5	Further Action; Reasonable Best Efforts	59

6.6	Public Announcements	61

6.7	Employee Matters	61

6.8	Indemnification of Directors and Officers	62

6.9	State Takeover Statutes	64

6.10	Section 16 Matters	64

6.11	Rule 14d-10(d) Matters	64

6.12	Parent Agreement Concerning Purchaser	64

6.13	Notification of Certain Matters	64

6.14	Tax Matters	65

ARTICLE VII	CLOSING CONDITIONS	65

7.1	Conditions to Obligations of Each Party Under This Agreement	65

ARTICLE VIII	TERMINATION, AMENDMENT AND WAIVER	65

8.1	Termination	65

8.2	Effect of Termination	67

8.3	Fees and Expenses	67

8.4	Company Termination Fee	67

8.5	Extension; Waiver	68

8.6	Amendment	69

ARTICLE IX	GENERAL PROVISIONS	69

9.1	Non-Survival of Representations and Warranties	69

9.2	Notices	69

9.3	Headings	70

9.4	Severability	70

9.5	Entire Agreement; Parties in Interest	70

9.6	Assignment	71

9.7	Mutual Drafting	71

9.8	Governing Law; Consent to Jurisdiction; Enforcement; Waiver of Trial by Jury	71

9.9	Counterparts	72

ANNEX I	–	Conditions to the Offer
EXHIBIT A	–	Certificate of Incorporation of the Surviving Corporation
EXHIBIT B	–	Bylaws of the Surviving Corporation

AGREEMENT AND PLAN OF MERGER

                    THIS AGREEMENT AND PLAN OF MERGER, dated as of March 17, 2011 (this “Agreement”), is entered into by and among Quest Diagnostics Incorporated, a Delaware corporation (“Parent”), Spark Acquisition Corporation, a Delaware corporation and a wholly owned Subsidiary of Parent (the “Purchaser”) and Celera Corporation, a Delaware corporation (the “Company”). Each of Parent, the Purchaser and the Company are referred to herein as a “Party” and together as “Parties.”

RECITALS

                    WHEREAS, the respective Boards of Directors of Parent, the Purchaser and the Company have approved this Agreement and the acquisition of the Company by Parent upon the terms and subject to the conditions set forth in this Agreement;

                    WHEREAS, upon the terms and subject to the conditions of this Agreement, the Purchaser shall (and Parent has agreed to cause the Purchaser to) commence a tender offer (the “Offer”) to purchase all of the issued and outstanding common stock, par value $0.01 per share, of the Company (the “Company Common Stock”, with shares of Company Common Stock hereinafter referred to as the “Shares”), at a price per Share of $8.00 (such amount or any different amount per Share that may be paid pursuant to the Offer, the “Offer Price”), payable net to the holder in cash, without interest, subject to any withholding of Taxes required by applicable Law;

                    WHEREAS, following the acceptance for payment of Shares pursuant to the Offer, upon the terms and subject to the conditions set forth in this Agreement, the Purchaser will be merged with and into the Company, with the Company continuing as the Surviving Corporation (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereby each issued and outstanding Share (other than Shares tendered and accepted pursuant to the Offer and Shares to be cancelled in accordance with Section 3.1(b) and other than Dissenting Shares) will be converted into the right to receive the Offer Price, payable net to the holder in cash, without interest, subject to any withholding of Taxes required by applicable Law;

                    WHEREAS, the Board of Directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, (i) determined that the transactions contemplated by this Agreement, including the Offer and the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and (iii) resolved to recommend that the Company’s stockholders accept the Offer, tender their Shares to the Purchaser in the Offer and, to the extent applicable, adopt this Agreement (the “Company Board Recommendation”);

                    WHEREAS, (i) the Board of Directors of Parent has, upon the terms and subject to the conditions set forth herein, approved this Agreement and (ii) immediately following execution of this Agreement, Parent, as the sole stockholder of the Purchaser, shall adopt this Agreement;

                    WHEREAS, the Board of Directors of the Purchaser has (i) approved this Agreement and declared its advisability and (ii) resolved to recommend the adoption of this Agreement by the stockholder of the Purchaser;

                    WHEREAS, as a condition and inducement to Parent and the Purchaser entering into this Agreement, concurrently with the execution and delivery of this Agreement, the Company or Parent is entering into employment letters or agreements with certain employees of the Company, which employment letters or agreements shall become effective only if and when the Effective Time occurs; and

                    WHEREAS, Parent, the Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

AGREEMENT

                    NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINED TERMS AND INTERPRETATION

                    1.1 Certain Definitions.

                         (a) For purposes of this Agreement, the term:

                    “2010 Balance Sheet” shall mean the consolidated balance sheet of the Company and the Company Subsidiaries as of December 25, 2010, including the notes thereto.

                    “Acceptable Confidentiality Agreement” shall mean an executed confidentiality agreement on terms no less favorable with respect to confidentiality to the Company than those contained in the Confidentiality Agreement.

                    “Affiliate” shall mean, as to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”), when used with respect to a specific Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

                    “Anti-Corruption Laws” shall mean Laws relating to bribery, corruption or money laundering.

                    “BHL” shall mean Berkeley HeartLab Inc., a California corporation and a wholly owned subsidiary of the Company.

                    “Business Day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York or the State of California are authorized or required by Law to be closed; provided, that for purposes of Section 2.1, “Business Day” shall have the meaning set forth in Rule 14d-1(g)(3) promulgated by the SEC under the Exchange Act.

                    “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

                    “Company Insurance Policies” shall mean each insurance, reinsurance or captive insurance policy (including fire and casualty, general liability, professional liability, business interruption and workers’ compensation insurance policies) under which the Company or any Company Subsidiary has been an insured party (named or otherwise) or otherwise the principal beneficiary of coverage at any time since July 1, 2008.

                    “Company Material Adverse Effect” shall mean any event, circumstance, development, condition, effect, change or occurrence that, individually or in the aggregate with any other events, circumstances, developments, conditions, effects, changes or occurrences, (a) has or is reasonably likely to have a material adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Company and the Company Subsidiaries taken as a whole; provided that in no event shall any of the following events, circumstances, developments, conditions, effects, changes, or occurrences alone or in combination (or the effects or consequences thereof) constitute a “Company Material Adverse Effect” or be considered in determining whether a “Company Material Adverse Effect” has occurred or is reasonably likely to occur: (i) any change in the market price or trading volume of the Company Common Stock (it being understood that the facts and circumstances giving rise to such change may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (a)(ii)-(a)(vii) of this definition); (ii) the execution, delivery or public announcement of this Agreement or the taking of any actions pursuant to this Agreement or otherwise with the express written consent of Parent, including the impact thereof on the relationships of the Company or the Company Subsidiaries with customers, suppliers, distributors, consultants, employees or independent contractors or other Third Parties with whom the Company or any Company Subsidiary has any relationship (provided, however, that this clause (a)(ii) shall not be applicable with respect to a breach by the Company or the Company Subsidiaries of the representations and warranties in Section 4.4, Section 4.9, Section 4.10, Section 4.14 and Section 4.17 to the extent such representations and warranties specifically relate to Contracts or arrangements with Third Parties); (iii) any failure by the Company to meet any projections or forecasts for any period, including any updates or revisions thereto (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (a)(i), (a)(ii) and (a)(iv)-(a)(vii) of this definition); (iv) any change generally affecting the economy, financial or securities markets or political, economic or regulatory conditions in the United States or any other geographic region in which the Company and the Company Subsidiaries conduct business; (v) acts of war, armed hostilities, or terrorism, or the escalation or worsening of any war, armed hostilities or terrorism underway as of the date of this Agreement; (vi) changes in Law or GAAP (or in any interpretation thereof); or (vii) changes in the industries in which the Company and the Company Subsidiaries operate; except, with respect to clauses

(a)(iv)-(a)(vii), to the extent the Company and the Company Subsidiaries, taken as a whole, are materially and disproportionately affected thereby (relative to other participants in the industries in which the Company and the Company Subsidiaries operate) or (b) prevents or materially delays consummation of the Offer or the Merger or performance by Company and the Company Subsidiaries of any of their obligations under this Agreement.

                   “Copyrights” shall mean all copyrights in works of authorship, including rights in databases, data collections, software, mask works, copyright registrations and applications therefor.

                    “Corporate Change in Control Plan” shall mean the Celera Corporation Change in Control Plan issued June 2008 and as amended and restated as of December 1, 2010.

                    “Domain Names” shall mean all Internet domain name registrations.

                    “Equity Interest” shall mean any share, capital stock, partnership, membership, unit or similar interest in any Person and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

                    “Executive Change in Control Plan” shall mean the Celera Corporation Executive Change in Control Plan issued June 2008 and as amended and restated as of December 1, 2010.

                    “FCPA” shall mean the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

                    “Governmental Entity” shall mean any national, federal, supranational, state, provincial, county, municipal, local, foreign or other government, or other political subdivision thereof and any entity exercising executive, legislative, judicial, arbitral, tribunal, regulatory, taxing or administrative functions of or pertaining to government, including any stock exchange or other self-regulatory agencies.

                    “Hazardous Material” shall mean any petroleum, petroleum byproduct or breakdown product, asbestos, toxic mold, and any waste, material or substance defined as hazardous or toxic, or as a pollutant or contaminant, or for which liability or standards of conduct may be imposed, in or under any Environmental Law.

                    “Indebtedness” shall mean, with respect to any Person, without duplication: (a) all indebtedness of such Person, whether or not contingent, for borrowed money, including all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (b) all obligations of such Person as lessee under Leases that have been or should be, in accordance with GAAP, recorded as capital leases; (c) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities; (d) all Indebtedness of others referred to in clauses (a) through (c) above guaranteed (or in effect guaranteed) directly or indirectly in any manner by such Person, and (e) all Indebtedness of others referred to in clauses (a) through (d) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

                    “Intellectual Property” shall mean the rights associated with or arising out of any of the following: (a) Patents; (b) Trade Secrets; (c) Copyrights; (d) Trademarks; (e) Domain Names; and (f) any similar, corresponding or equivalent intellectual property rights to any of the foregoing anywhere in the world.

                    “Intervening Event” shall mean, with respect to the Company, a material event or circumstance that was not known to the Company Board on the date of this Agreement (or if known, the consequences of which are not known to or reasonably foreseeable by the Company Board as of the date hereof), which event or circumstance, or any material consequences thereof, becomes known to the Company Board prior to the Acceptance Time; provided, that no fact, event, change, development or set of circumstances shall constitute an Intervening Event if such fact, event, change, development or set of circumstances resulted from, arose out of or relates to any Takeover Proposal or any matter relating thereto or consequence thereof.

                    “Knowledge” shall mean (a) in the case of the Company, the actual knowledge, after reasonable inquiry, of the Persons listed in Section 1.1(a) of the Company Disclosure Schedule and (b) in the case of Parent, the Purchaser or any other member of the Parent Group, the actual knowledge after reasonable inquiry, of the Persons listed in Section 1.1(a) of the Parent Disclosure Schedule.

                    “Law” shall mean any federal, state, national, supranational, foreign or administrative law (including common law), statute, code, ordinance, rule, regulation, requirement, regulatory interpretation or Order.

                    “Lease” shall mean any and all leases, subleases or other occupancy agreements, sale/leaseback arrangements or similar arrangements.

                    “Leased Real Property” shall mean the real property leased, subleased, licensed or otherwise occupied by the Company or any Company Subsidiary as tenant, sublessee, licensee or occupier, together with, to the extent leased by the Company or any Company Subsidiary, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems and equipment affixed thereto and all easements, licenses, rights, hereditaments and appurtenances relating to the foregoing.

                    “Options” shall mean, collectively, options, rights of first offer or rights of first refusal contained in any Lease pertaining to the Leased Real Property, including any such options or rights pertaining to purchase, expansion, renewal, extension or relocation.

                    “Other Filings” shall mean all filings made by, or required to be made by, the Company with the SEC, other than the Schedule 14D-9 and the Proxy Statement.

                    “Parent Material Adverse Effect” shall mean any event, circumstance, development, condition, effect, change or occurrence that, individually or in the aggregate with any other events, circumstances, developments, conditions, effects, changes or occurrences, prevents or materially delays consummation of the Offer or the Merger or performance by Parent or the Purchaser of any of their obligations under this Agreement.

                    “Patents” shall mean domestic and foreign patents and patent applications, including all supplementary protection certificates, reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, and reexaminations thereof.

                    “Permitted Liens” shall mean such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced and as to which neither the Company nor any Company Subsidiary is otherwise subject to civil or criminal liability due to its existence: (a) liens for Taxes not yet due and payable or the validity or amount of which is being contested in good faith by appropriate proceedings; (b) materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations (i) as to which there is no default on the part of the Company or any Company Subsidiary or the validity or amount of which is being contested in good faith by appropriate proceedings, (ii) which are not overdue for a period of more than thirty (30) days, and (iii) which do not, individually or in the aggregate, materially adversely affect the value or the use or occupancy of such property for its current and anticipated purposes; (c) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; and (d) minor survey exceptions, customary utility easements and other minor customary encumbrances on title to real property that (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value of or the use or occupancy of such property for its current and anticipated purposes.

                    “Person” shall mean an individual, corporation, limited liability company, partnership, limited partnership, association, trust, syndicate, person (as defined in Section 13(d)(3) of the Exchange Act), unincorporated organization, Governmental Entity or other entity.

                    “Release” shall mean any releasing, disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the environment.

                    “Securities Act” shall mean the Securities Act of 1933, as amended.

                    “Split-Off” shall mean the split-off of the Company from Applera that occurred on July 1, 2008.

                    “Stark Law” means Section 1877 of the Social Security Act (42 U.S.C. 1395 nn).

                    “Subsidiary” or “Subsidiaries” of the Company, the Surviving Corporation, Parent, the Purchaser or any other Person shall mean any corporation, limited liability company, partnership, limited partnership, association, trust, unincorporated organization or other legal entity of which the Company, the Surviving Corporation, Parent, the Purchaser or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other Equity Interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

                    “Superior Proposal” shall mean an unsolicited, bona fide, written Takeover Proposal (for this purpose, substituting “fifty percent (50%)” for each reference to “fifteen percent (15%)” in the definition of Takeover Proposal) which the Company Board determines in its good faith judgment (after receiving the advice of its outside legal counsel and financial advisors of internationally recognized reputation), is reasonably likely to be consummated and, if consummated, would result in a transaction more favorable, from a financial point of view, to the holders of Company Common Stock than the transactions provided for in this Agreement, taking into account (a) the identity of the Third Party making such Takeover Proposal and the legal, financial, regulatory and other aspects of such Takeover Proposal, including any conditions relating to financing, Regulatory Approvals or other events or circumstances and (b) any changes to the terms of this Agreement proposed by Parent in response to such Takeover Proposal or otherwise; provided, however, that no Takeover Proposal shall be deemed to be a “Superior Proposal” if any financing required to consummate the transaction contemplated by such Takeover Proposal is not fully committed and if financing is a condition to the closing of such transaction; provided, further, that, for the avoidance of doubt, a “Superior Proposal” may be a transaction where the consideration per share to be received by the holders of Company Common Stock is comprised of cash and/or other property or securities.

                    “Takeover Proposal” shall mean any offer or proposal concerning any transaction or series of related transactions, that constitute, or may reasonably be expected to lead to (a) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Company Subsidiary whose business constitutes fifteen percent (15%) or more of the total revenues, operating income, EBITDA or fair market value of the assets of the Company and the Company Subsidiaries taken as a whole), (b) such Third Party acquiring in any manner, directly or indirectly, over fifteen percent (15%) of any class of Equity Interests of the Company or any such Company Subsidiary, (c) a tender offer or exchange offer that if consummated would result in any Person beneficially owning fifteen percent (15%) or more of any class of Equity Interests of the Company or any such Company Subsidiary, (d) such Third Party acquiring, in any manner, directly or indirectly, assets that constitute or represent fifteen percent (15%) or more of the total revenues, operating income, EBITDA or fair market value of the assets of the Company and the Company Subsidiaries, taken as a whole, or (e) any combination of the foregoing, in each case other than the Offer and the Merger.

                    “Takeover Proposal Agreement” shall mean a letter of intent, agreement in principle, term sheet, merger agreement, acquisition agreement, option agreement or other contract, commitment or agreement relating to, or which may reasonably be expected to lead to or otherwise further, any Takeover Proposal (other than an Acceptable Confidentiality Agreement).

                    “Third Party” shall mean any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) other than the Company, the Company Subsidiaries, the Parent Group or any Person in the Parent Group.

                    “Trade Secrets” shall mean trade secret rights and corresponding rights in confidential information and other non-public information (whether or not patentable).

                    “Trademarks” shall mean all trademarks, service marks, logos, trade dress and trade names and domain names indicating the source of goods or services, and other indicia of commercial source or origin (whether registered, common law, statutory or otherwise), all registrations and applications to register the foregoing anywhere in the world and all goodwill associated therewith.

                    1.2 Terms Defined Elsewhere.

                              (a) The following terms are defined elsewhere in this Agreement, as indicated below:

“Acceptance Time”	Section 2.3(a)

“Action”	Section 4.11

“Agreement”	Preamble

“Antitrust Division”	Section 6.5(a)

“Applera”	Section 4.15(d)

“Bankruptcy and Equity Exceptions”	Section 4.3(a)

“Benefit Plan”	Section 4.9(a)

“Book-Entry Share”	Section 3.1(a)

“Certificate”	Section 3.1(a)

“Certificate of Merger”	Section 2.6

“Closing”	Section 2.6

“Closing Date”	Section 2.6

“Company”	Preamble

“Company Adverse Recommendation Change”	Section 6.4(c)

“Company Benefit Plan”	Section 4.9(a)

“Company Board”	Recitals

“Company Board Recommendation”	Recitals

“Company Bylaws”	Section 4.4(a)

“Company Certificate”	Section 4.4(a)

“Company Common Stock”	Recitals

“Company Disclosure Schedule”	Article IV

“Company Financial Advisor”	Section 4.23

“Company Financial Statements”	Section 4.6(b)

“Company Material Contract”	Section 4.10(a)

“Company Options”	Section 3.4(a)

“Company Permits”	Section 4.5(a)

“Company Preferred Stock”	Section 4.2(a)

“Company Representatives”	Section 6.3(a)

“Company SEC Filings”	Section 4.6(a)

“Company Stock-Based Award”	Section 3.4(a)

“Company Stockholder Approval”	Section 4.18

“Company Stock Plans”	Section 3.4(a)

“Company Subsidiary”	Section 4.1

“Company Termination Fee”	Section 8.4(a)

“Confidentiality Agreement”	Section 6.3(b)

“Contingent Worker”	Section 4.9(h)

“Continuing Employee”	Section 6.7(a)

“Contract”	Section 4.4(a)

“D&O Insurance”	Section 6.8(c)

“DGCL”	Recitals

“Dissenting Shares”	Section 3.3

“Effective Time”	Section 2.6

“Environmental Claim”	Section 4.13

“Environmental Laws”	Section 4.13

“Environmental Permits”	Section 4.13

“ERISA”	Section 4.9(c)

“Exchange Act”	Section 2.1(a)

“Exchange Fund”	Section 3.2(a)

“Expiration Date”	Section 2.1(d)

“FDA”	Section 4.12(a)

“FDA Permits”	Section 4.12(a)

“FTC”	Section 6.5(a)

“GAAP”	Section 4.6(b)

“HSR Act”	Section 4.4(b)

“Indemnified Parties”	Section 6.8(b)

“Initial Expiration Date”	Section 2.1(d)

“IRS”	Section 4.9(a)

“Liens”	Section 4.2(c)

“Material Real Property Leases”	Section 4.10(a)(xi)

“Maximum Amount”	Section 6.8(c)

“Merger”	Recitals

“Merger Agreement”	Annex I

“Merger Consideration”	Section 3.1(a)

“Minimum Condition”	Section 2.1(a)

“NASDAQ”	Section 4.4(b)

“Notice of Intervening Event”	Section 6.4(d)(i)

“Notice of Superior Proposal”	Section 6.4(c)(1)

“Notice Period”	Section 6.4(c)(2)

“Offer”	Recitals

“Offer Documents”	Section 2.1(h)

“Offer Price”	Recitals

“Offer to Purchase”	Section 2.1(c)

“Option Payments”	Section 3.4(b)

“Order”	Section 4.11

“Outside Date”	Section 2.1(e)

“Parent”	Preamble

“Parent Disclosure Schedule”	Article V

“Parent Group”	Section 5.3(a)

“Parent Representatives”	Section 6.3(a)

“Party” or “Parties”	Preamble

“Paying Agent”	Section 3.2(a)

“Proxy Statement”	Section 2.7(a)(i)

“Purchaser”	Preamble

“Purchaser Insiders”	Section 2.3(a)

“Purchaser Welfare Benefit Plan”	Section 6.7(d)

“Registered Intellectual Property”	Section 4.14(a)

“Regulatory Approvals”	Section 6.5(a)

“Representative”	Section 6.3(a)

“Restraints”	Section 7.1(c)

“Schedule 14D-9”	Section 2.2(b)

“Schedule TO”	Section 2.1(h)

“SEC”	Section 2.1(e)

“Shares”	Recitals

“Short Form Threshold”	Section 2.8

“Special Meeting”	Section 2.7(a)(ii)

“Split-Off Tax Matters Agreement”	Section 4.15(d)

“Surviving Corporation”	Section 2.5(a)

“Surviving Corporation Benefit Plan”	Section 6.7(a)

“Taxes”	Section 4.15(k)

“Tax Return”	Section 4.15(k)

“Top Up Option”	Section 2.4(a)

“Top Up Option Shares”	Section 2.4(a)

                              (b) Interpretation. In this Agreement, unless otherwise specified, the following rules of interpretation apply:

(i) references to Sections, Schedules, Exhibits, Clauses and Parties are references to sections or subsections, schedules, exhibits and clauses of and parties to, this Agreement;

(ii) references to any Person include references to such Person’s successors and permitted assigns;

(iii) words importing the singular include the plural and vice versa;

(iv) words importing one gender include the other gender;

(v) references to the word “including” do not imply any limitation;

(vi) references to months are to calendar months;

(vii) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(viii) references to “$” or “dollars” refer to U.S. dollars;

                                        (ix) to the extent this Agreement refers to information or documents to be made available to Parent or the Purchaser, the Company shall be deemed to have satisfied such obligation if the Company or any Company Representatives has made such information or document available either (A) in the online data room managed by the Company and hosted by RR Donnelley in connection with the transactions contemplated by this Agreement or (B) by delivering such document or information (in writing, including by electronic transmission) to Parent, in each case, prior to the date hereof;

                                        (x) a defined term has its defined meaning throughout this Agreement and in each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined; and

(xi) references to any specific provision of any Law shall also be deemed to be references to any successor provisions or amendments thereof and to any rules or regulations promulgated thereunder.

ARTICLE II
THE OFFER AND THE MERGER

                    2.1 The Offer.

                              (a) Provided that (i) this Agreement shall not have been terminated in accordance with Section 8.1, (ii) the Company is prepared (in accordance with Section 2.2(b)) to file the Schedule 14D-9 on the same date as the Purchaser commences the Offer and (iii) none of the events set forth in clauses (i) through (vii) of Annex I shall have occurred or be continuing, as promptly as practicable (and in any event within seven (7) Business Days) after the date hereof, the Purchaser shall (and Parent shall cause the Purchaser to) commence, within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934 (the “Exchange Act”), the Offer to purchase all the outstanding Shares at the Offer Price, subject to: (i) the condition that there being validly tendered in the Offer and not properly withdrawn prior to the Expiration Date that number of Shares which, together with the number of Shares (if any) then beneficially owned by Parent or the Purchaser or with respect to which Parent or the Purchaser otherwise has, directly or indirectly, sole voting power, represents at least a majority of the Shares then outstanding (determined on a fully diluted basis as of immediately following the Acceptance Time (excluding from the number of tendered Shares, but not from the outstanding Shares, Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee)) and entitled to vote in the election of directors or (if a greater majority) on the adoption of this Agreement (collectively, the “Minimum Condition”); and (ii) the satisfaction, or written waiver (where permitted by applicable Law) by Parent or the Purchaser, of the other conditions and requirements set forth in Annex I.

                              (b) Subject to the satisfaction of the Minimum Condition and the satisfaction, or written waiver (where permitted by applicable Law) by Parent or the Purchaser, of the other conditions and requirements set forth in Annex I, the Purchaser shall (and Parent shall cause and enable the Purchaser to) accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer promptly after the Purchaser is legally permitted to do so under applicable Law in accordance with the Exchange Act. The Offer Price payable in respect of each Share validly tendered and not properly withdrawn pursuant to the Offer shall be paid net to the seller in cash, without interest, subject to any withholding of Taxes required by applicable Law in accordance with Section 3.2(f).

                              (c) The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that describes the terms and conditions of the Offer in accordance with this Agreement, including the Minimum Condition and the other conditions and requirements set forth in Annex I. Parent and the Purchaser expressly reserve the right to waive (where permitted by applicable Law), in their sole discretion, in whole or in part, any of the conditions set forth on Annex I, to increase the Offer Price or to make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise contemplated by this Agreement or as previously approved by the Company in writing, the Purchaser shall not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) reduce the maximum number of Shares to be purchased in the Offer, (iv) amend or waive the Minimum Condition, (v) amend any of the other conditions and requirements to the Offer set forth in Annex I in a manner adverse to the holders of Shares or (vi) extend the Expiration Date in a manner other than in accordance with this Agreement.

                              (d) Unless extended in accordance with the terms of this Agreement, the Offer shall expire at 5:00 p.m. (New York City time) on the date that is twenty-one (21) Business Days following the commencement of the Offer (the “Initial Expiration Date”) or, if the Initial Expiration Date has been extended in accordance with this Agreement, the date on which the Offer has been so extended (the Initial Expiration Date, or such later date to which the Initial Expiration Date has been extended in accordance with this Agreement, the “Expiration Date”).

                              (e) If on or prior to any then scheduled Expiration Date, all of the conditions to the Offer (including the Minimum Condition and the other conditions and requirements set forth in Annex I) have not been satisfied or, where permitted by applicable Law, waived in writing by Parent or the Purchaser, the Purchaser shall (and Parent shall cause the Purchaser to) extend the Offer on one or more occasions, for successive periods of up to twenty (20) Business Days each, in order to permit the satisfaction of such conditions. In addition, the Purchaser shall (and Parent shall cause the Purchaser to) extend the Offer for any period or periods required by applicable Law or applicable rules, regulations, interpretations or positions of the U.S. Securities and Exchange Commission (the “SEC”) or its staff. Notwithstanding the foregoing, the Purchaser shall not be required to extend the Offer for any reason beyond September 17, 2011 (the “Outside Date”).

                              (f) Notwithstanding the foregoing, if necessary to obtain sufficient Shares to reach the Short Form Threshold, the Purchaser shall (and Parent shall cause the Purchaser to), provide for a “subsequent offering period” (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act of not more than twenty (20) Business Days in the aggregate; provided, however, that if the Purchaser exercises the Top Up Option pursuant to Section 2.4, it shall not be required to provide for a “subsequent offering period.” Subject to the terms and conditions of this Agreement and the Offer, the Purchaser shall (and Parent shall cause the Purchaser to) immediately accept for payment, and pay for, all Shares that are validly tendered pursuant to the Offer during any such “subsequent offering period”. The

Offer Documents will provide for the possibility of a “subsequent offering period” in a manner consistent with the terms of this Section 2.1(f).

                              (g) The Purchaser shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company, except if this Agreement is terminated pursuant to Article VIII. If this Agreement is terminated pursuant to Article VIII, the Purchaser shall (and Parent shall cause the Purchaser to) promptly (and in any event within twenty four (24) hours of such termination), irrevocably and unconditionally terminate the Offer. If the Offer is terminated or withdrawn by the Purchaser, or this Agreement is terminated prior to the purchase of Shares in the Offer, the Purchaser shall (and Parent shall cause the Purchaser to) promptly return, and shall cause any depositary acting on behalf of the Purchaser to return, in accordance with applicable Law, all tendered Shares to the registered holders thereof.

                              (h) As promptly as practicable on the date of the commencement of the Offer, Parent and the Purchaser shall file with the SEC, in accordance with Rule 14d-3 under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”). The Schedule TO shall include, as exhibits, the Offer to Purchase, a form of letter of transmittal, a form of summary advertisement and other ancillary Offer documents and instruments, if any, in respect of the Offer (collectively, together with any amendments and supplements thereto and the Schedule TO, the “Offer Documents”). Parent and the Purchaser agree to cause the Offer Documents to be disseminated to holders of Shares, as and to the extent required by the Exchange Act. Parent and the Purchaser, on the one hand, and the Company, on the other hand, agree to promptly correct any information provided by it for use in the Offer Documents, if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law, and Parent and the Purchaser agree to cause the Offer Documents, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act. The Company and its counsel shall be given a reasonable opportunity to review the Schedule TO and the Offer Documents before they are filed with the SEC, and Parent and the Purchaser shall give due consideration to the additions, deletions or changes suggested thereto by the Company and its counsel. In addition, Parent and the Purchaser shall provide the Company with (i) a copy of any written comments or telephonic notice of any oral comments that may be received from the SEC or its staff with respect to the Offer Documents promptly after receipt thereof and prior to responding thereto and (ii) a reasonable opportunity to provide comments on that response (to which due consideration shall be given) and to participate in such response, including by participating in any discussions with the SEC.

                              (i) Parent shall provide or cause to be provided to the Purchaser on a timely basis the funds necessary to pay for any Shares that the Purchaser becomes obligated to purchase pursuant to the Offer.

                    2.2 Company Actions.

                              (a) The Company hereby approves of and consents to the Offer and consents to the inclusion in the Offer Documents of the Company Board Recommendation, and

the Company shall not withdraw or modify such recommendation in any manner adverse to the Purchaser or Parent except as set forth in Section 6.4(c) and Section 6.4(d).

                              (b) On the date the Schedule TO is filed with the SEC, the Company shall, in a manner that complies with Rule 14d-9 under the Exchange Act, file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that shall reflect the terms and conditions of this Agreement and, subject to Section 6.4(c) and Section 6.4(d), contain the Company Board Recommendation. The Company agrees to cause the Schedule 14D-9 to be disseminated to holders of Shares, as and to the extent required by the Exchange Act. The Company shall use all reasonable efforts to obtain the consent of the Company Financial Advisor to permit the Company to include in the Schedule 14D-9, in its entirety, the fairness opinion referred to in Section 4.23, together with a summary thereof (which summary shall comply with the provisions of Item 1015(b) of Regulation M-A promulgated by the SEC). The Company also hereby consents to the inclusion in the Offer Documents of a description of the Company Board actions described in Section 4.3(a) and, to the extent that no Company Adverse Recommendation Change shall have occurred in accordance with Section 6.4(c) and Section 6.4(d), the Company consents to the inclusion of the Company Board Recommendation in the Offer Documents. The Company, on the one hand, and Parent and the Purchaser, on the other hand, agree to promptly correct any information provided by it for use in the Schedule 14D-9, if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Company agrees to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act. Parent, the Purchaser and their counsel shall be given a reasonable opportunity to review the Schedule 14D-9 before it is filed with the SEC, and the Company shall give due consideration to the additions, deletions or changes suggested thereto by Parent, the Purchaser and their counsel. In addition, the Company shall provide Parent, the Purchaser and their counsel with (i) a copy of any written comments or telephonic notice of any oral comments that may be received from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt thereof and prior to responding thereto and (ii) a reasonable opportunity to provide comments on that response (to which due consideration shall be given) and to participate in such response, including by participating in any discussions with the SEC.

                              (c) In connection with the Offer, the Company shall promptly furnish or cause to be furnished to the Purchaser mailing labels, security position listings, non-objecting beneficial owner lists and any other listings or computer files containing the names, addresses and security positions of the record or beneficial holders of the Shares as of the most recent practicable date and shall promptly furnish the Purchaser with such other information (including updated lists of holders of the Shares and their addresses, mailing labels, security position listings and non-objecting beneficial owner lists) and such other assistance as the Purchaser or its agents may reasonably request in communicating with the record and beneficial holders of Shares.

                              (d) Subject to the requirements of applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents to consummate the Offer as contemplated hereby and any other documents necessary to consummate the Merger as contemplated hereby, Parent and the Purchaser shall, and Parent and the Purchaser shall require their Representatives to, keep confidential any information provided by or on behalf of Company pursuant to this Section 2.2 and use all such information only in connection with the Offer, the Merger and the other transactions contemplated herein and, should the Offer terminate or if this Agreement shall be terminated, will, in accordance with the terms of the Confidentiality Agreement, promptly deliver and will require their Representatives to deliver, to the Company all copies, summaries and extracts of such information then in their possession or control.

                     2.3 Directors.

                              (a) Subject to compliance with applicable Laws, promptly upon acceptance for payment of such number of Shares as represents at least a majority of the then-outstanding Shares (determined on a fully diluted basis as of immediately following the Acceptance Time) pursuant to the Offer (the “Acceptance Time”) and from time to time thereafter, Parent shall be entitled to elect or designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of the total number of directors on the Company Board (giving effect to the directors elected or designated by Parent pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent, the Purchaser or any of their respective Affiliates bears to the total number of Shares then outstanding; provided, however, Parent shall be entitled to designate at least a majority of the directors on the Company Board (as long as Parent, the Purchaser and their Affiliates beneficially own a majority of the outstanding Shares); provided, further, that prior to the Effective Time, the Company Board shall always have at least two (2) members who are not officers, directors, employees or designees of Parent or the Purchaser or any of their Affiliates (“Purchaser Insiders”). If the number of directors who are not Purchaser Insiders is reduced below two (2) prior to the Effective Time, the remaining director who is not a Purchaser Insider shall be entitled to designate a Person to fill such vacancy who is not a Purchaser Insider and who shall be a director not deemed to be a Purchaser Insider for all purposes of this Agreement, and the Company shall cause such designee to be appointed to the Company Board. If, notwithstanding compliance with the foregoing provisions, the number of directors who are not Purchaser Insiders is reduced to zero, then the other directors on the Company Board shall designate and appoint to the Company Board two (2) directors who are not officers, directors, employees or otherwise affiliated with the Purchaser or Parent (other than as a result of such designation). After the Acceptance Time, the Company shall take all actions as are necessary to enable Parent’s designees to be so elected or designated to the Company Board (including, if necessary, seeking the resignations of one or more existing directors or increasing the size of the Company Board or both) in compliance with applicable Law. The Company shall use its commercially reasonable efforts to cause Persons designated by Parent to constitute the same percentage as Persons designated by Parent on the Company Board of (i) each committee of the Company Board, (ii) each board of directors (or other similar body) of each Company Subsidiary and (iii) each committee of each such board, in each case only to the extent permitted by applicable Law.

                              (b) The Company’s obligations to appoint Parent’s designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 2.3 and shall include any information required to be disclosed under Section 14(f) and Rule 14f-1 in the Schedule 14D-9. Parent shall supply or cause to be supplied to the Company any information with respect to Parent, the Purchaser, their respective officers, directors and affiliates and proposed designees to the Company Board required by Section 14(f) and Rule 14f-1.

                              (c) Following the election or appointment of Parent’s designees pursuant to this Section 2.3 and prior to the Effective Time, (i) any amendment or termination of this Agreement by the Company, (ii) any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or the Purchaser hereunder and (iii) any waiver or enforcement of any of the Company’s rights or any of the obligations of Parent or the Purchaser hereunder will require the consent of, or be taken at the direction of, a majority of the directors of the Company then in office who are not Purchaser Insiders (or the approval or direction of the sole director if there shall only be one (1) director then in office who is not a Purchaser Insider). Following the election or appointment of Parent’s designees pursuant to this Section 2.3 and prior to the Effective Time, any actions with respect to the enforcement of this Agreement by the Company shall be effected only by the action of a majority of the directors of the Company then in office who are not Purchaser Insiders (or the action of the sole director if there shall only be one (1) director then in office who is not a Purchaser Insider), and such authorization shall constitute the authorization of the Company Board, and no other action on the part of the Company, including any action by any other director of Company, shall be required to authorize any such action.

                              (d) After the Acceptance Time, the Company shall also, upon Parent’s request, take all action necessary to elect to be treated as a “controlled company” as defined by Nasdaq Marketplace Rule 5615(c) and make all necessary filings and disclosures associated with such status.

                    2.4 Top Up Option.

                              (a) The Company hereby grants to the Purchaser an irrevocable option (the “Top Up Option”), exercisable only after acceptance by the Purchaser of, and payment for, Shares tendered in the Offer and thereafter upon the terms and conditions set forth in this Section 2.4, to purchase, for consideration per Top Up Option Share equal to the Offer Price, up to that number of newly issued Shares (the “Top Up Option Shares”) equal to the number of Shares that, when added to the number of Shares owned by Parent and the Purchaser immediately following the consummation of the Offer, shall constitute one share more than 90% of the Shares then outstanding on a fully diluted basis (after giving effect to the issuance of the Top Up Option Shares but excluding from Purchaser’s ownership, but not from the outstanding Shares, Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee); provided, however, that (i) that the Top-Up Option shall not be exercisable unless, immediately after such exercise and the issuance of Shares pursuant thereto, the Short Form Threshold would be reached (assuming the issuance of the Top-Up Option Shares) and (ii) in no event shall the Top Up Option be exercisable to the extent the number of Shares issuable upon the exercise of the Top Up Option would exceed the number of the Company’s then authorized and unissued Shares (including Shares held in the treasury of the Company).

                              (b) In the event that the Purchaser wishes to exercise the Top Up Option, Parent shall give the Company three (3) Business Days’ prior written notice specifying the number of Shares that are owned by Parent and the Purchaser immediately following consummation of the Offer and specifying a place and a time for the closing of the purchase. The Company shall, as soon as practicable following receipt of such notice, deliver written notice to the Purchaser specifying the number of Top Up Option Shares. At the closing of the purchase of the Top Up Option Shares, Parent or the Purchaser shall pay to the Company an aggregate purchase price equal to the product of (i) the number of Top Up Option Shares, multiplied by (ii) the Offer Price as follows: (A) the portion of the aggregate purchase price equal to the par value of the Top Up Option Shares shall be paid in cash and (B) the balance of the remaining aggregate purchase price may be paid (1) in cash or (2) by executing and delivering to the Company a promissory note having a principal amount equal to the balance of the remaining aggregate purchase price, or some combination thereof. Any such promissory note shall be on terms as provided by Parent or Purchaser to the Company, which terms shall include the following: (w) the principal amount and accrued interest under the promissory note shall be payable upon five (5) Business Days following the demand of the Company therefor, (x) the unpaid principal amount of the promissory note will accrue simple interest at a per annum rate equal to the short-term applicable federal rate at the time such promissory note is executed and delivered, (y) the promissory note may be prepaid in whole or in part at any time, without penalty or prior notice and (z) the unpaid principal amount and accrued interest under the promissory note shall immediately become due and payable in the event that there is a failure to pay interest on the promissory note as provided therein and such failure continues for a period of 30 days after written notice from the Company. The Company, Parent and Purchaser acknowledge and agree that, in any appraisal proceeding related to this Agreement, the fair value of the Shares subject to the appraisal proceeding shall be determined in accordance with the DGCL without regard to the exercise by Purchaser of the Top Up Option, any Shares issued upon exercise of the Top Up Option or the promissory note referred to in this Section 2.4(b).

                              (c) Parent and the Purchaser acknowledge that the Top Up Option Shares that the Purchaser may acquire upon exercise of the Top Up Option will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and the Purchaser represent and warrant to the Company that the Purchaser is, or will be upon the purchase of the Top Up Option Shares, an “Accredited Investor,” as defined in Rule 501 of Regulation D under the Securities Act. The Purchaser agrees that the Top Up Option and the Top Up Option Shares to be acquired upon exercise of the Top Up Option are being and will be acquired by the Purchaser for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act.

                    2.5 The Merger.

                              (a) Upon the terms and subject to the satisfaction or written waiver (where permitted by applicable Law) of the conditions set forth in Article VII, and in accordance with the applicable provisions of the DGCL, at the Effective Time, the Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of the Purchaser shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). At the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and the Purchaser shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and the Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

                              (b) At the Effective Time, the certificate of incorporation of the Surviving Corporation shall, by virtue of the Merger, be amended so as to read in its entirety in the form set forth as Exhibit A hereto, until thereafter changed or amended as provided therein or by applicable Law. In addition, the bylaws of the Surviving Corporation shall be amended so as to read in their entirety in the form set forth as Exhibit B hereto, until thereafter changed or amended as provided therein, in the certificate of incorporation of the Surviving Corporation or by applicable Law.

                              (c) The directors of the Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time, from and after the Effective Time, shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

                              (d) If at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or the Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or the Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                    2.6 Closing and Effective Time of the Merger. The closing of the Merger (the “Closing”) will take place at 12:00 p.m., New York time, on a date to be specified by the parties (the “Closing Date”), such date to be no later than the third Business Day after satisfaction or written waiver (where permitted by applicable Law) of all of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the fulfillment or written waiver (where permitted by applicable Law) of those conditions at the Closing), at the Menlo Park, California offices of Latham and Watkins LLP, unless another time, date or place is agreed to in writing by the Parties. Subject to the terms and conditions of this Agreement, as soon as practicable on the Closing Date, the Parties shall cause an appropriate certificate of merger or other appropriate documents (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by the Parties and specified in the Certificate of Merger, such date and time hereinafter referred to as the “Effective Time”.

                    2.7 Meeting of Stockholders to Approve the Merger.

                              (a) If, following the Acceptance Time, the adoption of this Agreement by the stockholders of the Company is required by applicable Law in order to consummate the Merger, the Company, acting through the Company Board shall, in accordance with and subject to the requirements of applicable Law, the Company Certificate and the Company Bylaws:

                                        (i) prepare a preliminary proxy statement for the Special Meeting (together with any amendments and supplements thereto and any other required proxy materials, the “Proxy Statement”) relating to the Merger and this Agreement. The Company shall, with the assistance and approval of Parent, file the Proxy Statement with the SEC under the Exchange Act, and shall use all reasonable efforts to respond to any comments of the SEC as promptly as practicable. Parent, the Purchaser and their counsel shall be given a reasonable opportunity to review and comment on the preliminary Proxy Statement before it is filed with the SEC, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, the Purchaser and their counsel. The Company shall (A) notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, (B) provide to Parent promptly copies of all written correspondence or telephonic notice of oral communications between the Company or any Company Representative and the SEC with respect thereto and (C) give Parent and its counsel a reasonable opportunity to review and comment on all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and the Purchaser agrees to use its commercially reasonable efforts, after consultation with the other Parties, to respond promptly to all such comments of, and requests by, the SEC. The Company, on the one hand, and Parent and the Purchaser, on the other hand, agree to promptly correct any information provided by it for use in the Proxy Statement, if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Company agrees to promptly cause the Proxy Statement, as so corrected, to be filed with the SEC and, if any such correction is made following the mailing of the Proxy Statement, mailed to holders of Shares, in each case as and to the extent required by the Exchange Act;

(ii) duly set a record date for, call, give notice of, convene and hold a special meeting of its stockholders (the “Special Meeting”) as promptly as practicable following consummation of the Offer for the purpose of considering and taking action upon this Agreement;

(iii) cause the definitive Proxy Statement to be printed and mailed to the stockholders of the Company; and

(iv) subject to Section 6.4 of this Agreement, include in the Proxy Statement the Company Board Recommendation.

                              (b) At the Special Meeting or any postponement or adjournment thereof, Parent shall vote, or cause to be voted, all of the Shares then beneficially owned by Parent or the Purchaser or with respect to which Parent or the Purchaser otherwise has, directly or indirectly, sole voting power in favor of the adoption of this Agreement and to deliver or provide, in its capacity as a stockholder of the Company, any other approvals that are required by applicable Law to effect the Merger.

                    2.8 Merger Without Meeting of Stockholders. Notwithstanding the terms of Section 2.7, if after the Acceptance Time and, if applicable, the expiration of any “subsequent offering period” provided by the Purchaser in accordance with this Agreement or the exercise of the Top Up Option, Parent and the Purchaser shall then hold of record, in the aggregate, at least 90% of the outstanding Shares (excluding from Purchaser’s ownership, but not from the outstanding Shares, Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) (the “Short Form Threshold”), the Parties agree to take all necessary and appropriate action to cause the Merger to become effective as promptly as practicable without a meeting of stockholders of the Company in accordance with Section 253 of the DGCL.

ARTICLE III
CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

                    3.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Purchaser, the Company or the holders of any of the following securities:

                              (a) Conversion of Company Common Stock. Each Share issued and outstanding immediately prior to the Effective Time (including Shares issuable upon settlement of Company Stock-Based Awards under Section 3.4), other than Shares to be cancelled in accordance with Section 3.1(b) and other than Dissenting Shares, shall be converted into the right to receive the Offer Price (the “Merger Consideration”), payable net to the holder in cash, without interest, subject to any withholding of Taxes required by applicable Law in accordance with Section 3.2(f). All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 3.1 shall as of the Effective Time no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate which immediately prior to the Effective Time represented Shares (each, a “Certificate”) and each non-certificated Share represented by book-entry prior to the Effective Time (each, a “Book-Entry Share”) shall thereafter represent only the right to receive the Merger Consideration therefor. Certificates and Book-Entry Shares previously representing Shares

(other than any Shares to be cancelled pursuant to Section 3.1(b)) shall be exchanged for the Merger Consideration, without interest, upon the surrender of such Certificates or Book-Entry Shares in accordance with the provisions of Section 3.2.

                              (b) Cancellation of Treasury Stock and Parent-Owned Stock. All Shares that are held in the treasury of the Company or owned of record by any Company Subsidiary, and all Shares owned of record by Parent, the Purchaser or any of their respective direct or indirect Subsidiaries, including pursuant to the Top Up Option, shall automatically be cancelled and shall cease to exist, with no payment being made with respect thereto.

                              (c) Purchaser Common Stock. Each share of common stock, par value $0.01 per share, of the Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) newly and validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of the Purchaser shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

                              (d) Change in Shares. If between the date of this Agreement and the Effective Time, the outstanding Shares, or securities convertible or exchangeable into or exercisable for Shares, shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination, exchange of shares or any other similar transaction, the Merger Consideration shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination, exchange of shares or other similar transaction.

                    3.2 Payment for Securities; Surrender of Certificates

                              (a) Paying Agent. At or prior to the Effective Time, Parent shall designate a reputable bank or trust company, reasonably acceptable to the Company, to act as the paying agent for purposes of effecting the payment of the Merger Consideration in connection with the Merger (the “Paying Agent”). At or promptly after the Effective Time, Parent or the Purchaser shall deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Consideration to which holders of Shares shall be entitled at the Effective Time pursuant to this Agreement, with the exception of the aggregate Option Payments which Option Payments shall be made in accordance with Section 3.4 below, (such cash being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Company Common Stock and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of the shares of the Company Common Stock in the amount of any such losses. Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation or Parent, as Parent directs. The Exchange Fund shall not be used for any other purpose.

                              (b) Procedures for Surrender. As promptly as practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Shares which were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or transfer of the Book-Entry Shares to the Paying Agent, and shall otherwise be in such form and have such other provisions as Parent or the Paying Agent may reasonably specify, and (ii) instructions for effecting the surrender of the Certificates or transfer of Book-Entry Shares in exchange for payment of the Merger Consideration. Upon (A) surrender of Certificates for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, and upon delivery of a letter of transmittal, duly executed and in proper form, or (B) receipt by the Paying Agent of an “agent’s message” in the case of Book-Entry Shares, and, in each case, such other documents as may be required by the instructions, the holder of such Certificates or Book-Entry Shares shall be entitled to receive the Merger Consideration for each Share formerly represented by such Certificates or Book-Entry Shares, payable net to the holder in cash, without interest, subject to any withholding of Taxes required by applicable Law in accordance with Section 3.2(f). Any Certificates and Book-Entry Shares so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered and shall have established to the reasonable satisfaction of the Surviving Corporation that such Taxes either have been paid or are not required to be paid. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated hereby, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender, the Merger Consideration in cash as contemplated by this Agreement, without interest thereon.

                              (c) Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter, there shall be no further registration of transfers of Shares on the records of the Company. The applicable Merger Consideration paid in respect of Shares upon surrender of a Certificate or transfer of a Book-Entry Share in accordance with this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate or Book-Entry Share. From and after the Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. Subject to Section 3.2(d), if after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

                              (d) Termination of Fund; Abandoned Property; No Liability. At any time following six (6) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any net profits, interest or income received with respect thereto) made available to the Paying Agent and not disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates or transfer of Book-Entry Shares in compliance with the procedures in Section 3.2(b), without interest and subject to any withholding of Taxes required by applicable Law in accordance with Section 3.2(f). If, prior to six (6) years after the Effective Time (or otherwise immediately prior to such time on which any payment in respect hereof would escheat to or become the property of any Governmental Entity pursuant to any applicable abandoned property, escheat or similar Laws), any holder of Certificates or Book-Entry Shares has not complied with the procedures in Section 3.2(b) to receive payment of the Merger Consideration to which such holder would otherwise be entitled, the payment in respect of such Certificates or Book-Entry Shares shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of a Certificate or Book-Entry Shares for Merger Consideration delivered to a public official in accordance with any applicable abandoned property, escheat or similar Law.

                              (e) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the Person claiming such Certificates to be lost, stolen or destroyed, the Merger Consideration payable in respect of the Shares formerly represented by such Certificates pursuant to Section 3.1(a) hereof, without interest and subject to any withholding of Taxes required by applicable Law in accordance with Section 3.2(f); provided, however, that Parent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the Person claiming such Certificates to be lost, stolen or destroyed to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Purchaser, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

                              (f) Withholding Rights. Parent, the Purchaser, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the relevant Offer Price, Merger Consideration or Option Payment otherwise payable pursuant to this Agreement to any holder of Shares or Company Options, as applicable, such amounts that Parent, the Purchaser, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder or any provision of applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent, the Purchaser, the Surviving Corporation or the Paying Agent (provided that such amounts are timely remitted to the appropriate Governmental Entity), such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares or Company Options, as applicable, in respect of which such deduction and withholding was made by Parent, the Purchaser, the Surviving Corporation or the Paying Agent.

                    3.3 Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and has properly demanded appraisal for such Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such Shares, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of an owner of an Equity Interest of the Surviving Corporation or of a stockholder of Parent. If any such holder fails to perfect or otherwise waives, withdraws or loses his right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law in accordance with Section 3.2(f). The Company shall give Parent (a) prompt notice of any demands received by the Company for appraisal of Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares and (b) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to make any payment with respect to, or offer to settle or compromise, any such demands, or approve any withdrawal of any such demands, or agree to do any of the foregoing.

                    3.4 Company Options and Stock-Based Awards.

                         (a) At the Acceptance Time: (i) each outstanding, unexpired and unexercised option to purchase Shares (the “Company Options”) granted under the stock plans of the Company, including the Company 2008 Stock Incentive Plan and any other plan, agreement or arrangement (the “Company Stock Plans”), shall vest and become exercisable; and (ii) each right of any kind, contingent or accrued, to receive shares of Company Common Stock or benefits measured by the value of a number of Shares, and each award of any kind consisting of Shares, granted under Company Stock Plans (including restricted stock, restricted stock units, and performance share awards), other than Company Options (each, a “Company Stock-Based Award”), shall vest and the Company shall deliver shares of Company Common Stock in settlement thereof. Any outstanding performance share awards that are outstanding at the Acceptance Time shall be settled at target performance levels.

                         (b) To the extent not exercised prior to the Effective Time, then upon the Effective Time, each Company Option shall be deemed to be exercised and cancelled and each former holder of any such cancelled Company Option shall become entitled to receive, at the Effective Time or as soon as practicable thereafter, in consideration of the deemed exercise and cancellation of such Company Option, a payment in cash (subject to any applicable withholding or other Taxes required to be withheld by applicable Law in accordance with Section 3.2(f)), without interest, in an amount equal to the product of (x) the total number of Shares subject to such Company Option and (y) the excess, if any, of the Merger Consideration over the exercise price per Share subject to such Company Option (such amounts payable hereunder being referred to as the “Option Payments”), which Option Payments may, at the option of Parent, be made by or on behalf of Parent through the payroll system or pursuant to the payroll procedures of the Company or the Surviving Corporation.

                         (c) The provisions of this Section 3.4 shall survive the consummation of the Merger.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                    Subject to (a) any information contained, or incorporated by reference, in any Company SEC Filing filed with, or furnished to, the SEC by the Company and publicly available prior to the date hereof (and then (i) only to the extent reasonably apparent in the Company SEC Filings that such disclosed item is an event, item or occurrence relates to a matter covered by a representation or warranty set forth in this Article IV and (ii) other than in risk factors or other forward-looking statements or similar language in such filings) and (b) such exceptions as are disclosed in the disclosure schedule dated as of the date of this Agreement and delivered by the Company to Parent and the Purchaser concurrently with the execution and delivery of this Agreement (the “Company Disclosure Schedule”) (it being expressly understood and agreed that the disclosure of any fact or item in any section of the Company Disclosure Schedule shall be deemed disclosure with respect to any other Section or subsection of this Agreement to which its relevance is reasonably apparent on its face), the Company hereby represents and warrants to Parent and the Purchaser as follows:

                    4.1 Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each Subsidiary of the Company (each, a “Company Subsidiary”) has been duly organized and is validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, except to the extent the failure of any such Company Subsidiary to be in good standing would not, individually or in the aggregate, be material to the business of the Company and the Company Subsidiaries taken as a whole. Section 4.1 of the Company Disclosure Schedule contains a complete list of all of the Company Subsidiaries as of the date of this Agreement, identifying the jurisdiction of incorporation or organization of each such Company Subsidiary and the percentage of the outstanding Equity Interests of each such Company Subsidiary owned by the Company, each other Company Subsidiary and any other Person, as well as, if applicable, the identity of such other Person. The Company and each Company Subsidiary has the requisite corporate or similar power and authority and all necessary approvals from Governmental Entities to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, in all material respects. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties or assets owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary or desirable, except for such failures to be so qualified, licensed or in good standing that would not have a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of the Company Certificate and Company Bylaws and the certificate of incorporation and bylaws or similar organizational or governing documents of each Company Subsidiary and all amendments thereto and all such documents are in full force and effect. The Company has also made available to Parent complete and correct copies of the minute books of the Company and BHL, since July 1, 2008, which contain approved minutes of all meetings of their respective boards of directors, committees thereof and stockholders and all actions by written consent taken without a meeting by their respective boards of directors, committees thereof and stockholders and accurately reflect in all material respects all actions by their respective boards of directors, committees thereof and stockholders with respect to all transactions referred to in such minutes, subject to certain agreed redactions. Neither the Company nor any Company Subsidiary is in violation of its organizational or governing documents.

                    4.2 Capitalization; Subsidiaries.

                         (a) The authorized capital stock of the Company consists of 300,000,000 Shares and 10,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of March 16, 2011, there were (i) 82,155,471 Shares issued and outstanding, (ii) 342,961 Shares held in the treasury of the Company, (iii) 4,358,247 Shares issuable upon exercise of outstanding Company Options, (iv) 1,343,777 Shares issuable pursuant to Company Stock-Based Awards and (v) no shares of Company Preferred Stock issued and outstanding. Section 4.2(a) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option and Company Stock-Based Award outstanding as of the date of this Agreement: (A) the name of each holder of the Company Option or Company Stock-Based Award; (B) the particular Company Stock Plan pursuant to which such Company Option or Company Stock-Based Award was granted; (C) the number of shares of Company Common Stock subject to or underlying such Company Option or Company Stock-Based Award, and a description of the type of award; (D) the exercise or purchase price of such Company Option or Company Stock-Based Award (as applicable); (E) the date on which such Company Option or Company Stock-Based Award was granted; (F) the applicable vesting schedule; and (G) the expiration date. The Company has made available to Parent accurate and complete copies of all Company Stock Plans pursuant to which Company has granted the Company Options or Company Stock-Based Awards that are currently outstanding and the form of all award agreements evidencing such Company Options and Company Stock-Based Awards.

                         (b) All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. Except for Company Options and Company Stock-Based Awards listed in Section 4.2(a)(iii) and Section 4.2(a)(iv), there are no subscriptions, options, warrants, rights, calls, agreements, arrangements, understandings, restrictions or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound relating to the issued or unissued Equity Interests of the Company or any Company Subsidiary, or securities convertible into or exchangeable for such Equity Interests, or obligating the Company or any Company Subsidiary to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company or any Company Subsidiary. All Shares subject to issuance pursuant to the previous sentence, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. There are no outstanding contractual obligations of the Company or any Company Subsidiary affecting the voting rights of or requiring the repurchase, redemption or other acquisition or disposition of, any Equity Interests in the Company or any Company Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, the Company, any Company Subsidiary or any other Person. All outstanding Shares, all outstanding Company Options and Company Stock-Based Awards, and all outstanding Equity Interests in each Company Subsidiary have been issued in compliance with all applicable Laws and all requirements set forth in applicable contracts. From December 26, 2010 through the date of this Agreement, the Company has not issued any shares of its capital stock, or securities convertible into or exchangeable for such capital stock or any other Equity Interests in the Company.

                         (c) Each outstanding share of capital stock or other Equity Interest of each Company Subsidiary is (i) duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and (ii) held by the Company or another Company Subsidiary free and clear of all pledges, liens, charges, mortgages, encumbrances, security interests, conditional and installment sale agreements or other claims of Third Parties or restrictions or any kind whatsoever, including any easement, reversion interest, right of way or other encumbrance to title, limitations on voting rights, or any option, right of first refusal or right of first offer (collectively, “Liens”), except for Permitted Liens.

                         (d) As of the date of this Agreement, no Indebtedness of the Company having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders of the Company may vote is issued or outstanding.

                         (e) There are no outstanding obligations of the Company or any Company Subsidiary restricting the transfer of, relating to the voting of, or requiring the registration under any securities Law for sale of, any Shares, shares of Company Preferred Stock or any other capital stock of, or other Equity Interests in, the Company or any Company Subsidiary.

                    4.3 Authority.

                         (a) The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than, with respect to the Merger, (i) the Company Stockholder Approval and (ii) the filing and recording of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL. The Company Board, by resolutions duly adopted by unanimous vote of those voting on such matters at a meeting duly called and held, has, and as of the date of this Agreement not subsequently rescinded or modified in any way, (x) determined that the transactions contemplated by this Agreement, including the Offer and the Merger, are fair to, and in the best interests of, the Company and its stockholders, (y) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and (z) resolved to recommend that the Company’s stockholders accept the Offer, tender their Shares to the Purchaser in the Offer and, to the extent applicable, adopt this Agreement. This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and the Purchaser, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity, whether considered in a proceeding in equity or at law (the “Bankruptcy and Equity Exceptions”).

                         (b) The Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, including the Offer, without any further action on the part of the stockholders or the Company Board. No other state takeover statute or similar statute or regulation applies or purports to apply to the Offer, the Merger or any other transaction contemplated by this Agreement.

                         (c) The Company is not a party to any stockholder rights plan or “poison pill” agreement.

                    4.4 No Conflict; Required Filings and Consents.

                         (a) The execution and delivery by the Company of this Agreement do not, and the performance of this Agreement by the Company, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, (i) assuming the Company Stockholder Approval is obtained, conflict with or violate any provision of the Amended and Restated Certificate of Incorporation of the Company, dated July 1, 2008 (the “Company Certificate”), or the Third Amended and Restated Bylaws of the Company adopted on August 13, 2009 (the “Company Bylaws”), or any equivalent organizational or governing documents of any Company Subsidiary, (ii) assuming that all consents, approvals and authorizations and other actions described in Section 4.4(b) have been obtained or taken prior to the Effective Time and all filings and notifications described in Section 4.4(b) have been made and any waiting periods thereunder have terminated or expired prior to the Effective Time, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (iii) violate, conflict with, require any consent or approval under, result in any breach of, result in loss of any benefit under, or constitute a default (or an event which with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, deed of trust, Lease, Company Permit, contract, agreement or other instrument or obligation (whether written or oral) (each, a “Contract”) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not have a Company Material Adverse Effect.

                         (b) The execution and delivery by the Company of this Agreement do not, and the performance of this Agreement by the Company, the acceptance by the Purchaser for payment and acquisition of Shares pursuant to the Offer and the consummation by the Company of the Merger and the other transactions contemplated hereby, or compliance by the Company with any of the provisions of this Agreement (with or without notice or lapse of time, or both) will not, require the Company to obtain any consent, approval, authorization or permit of, or make any filing with or notification to, any Governmental Entity, other than (i) compliance with the applicable requirements of the Exchange Act, (ii) compliance with the applicable requirements of the Securities Act, (iii) compliance with any applicable state securities, takeover or “blue sky” Laws, (iv) filings with the SEC as may be required by the Company in connection with this Agreement and the transactions contemplated hereby, (v) such filings as may be required under the rules and regulations of the Nasdaq Stock Market, LLC (“NASDAQ”), (vi) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (vii) the filing and recording of the Certificate of Merger as required by the DGCL and (viii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not have a Company Material Adverse Effect.

                    4.5 Compliance with Laws.

                         (a) Except (i) with respect to benefits and employee matters (which are addressed exclusively in Section 4.9), health care matters (which are addressed exclusively in Section 4.12), environmental matters (which are addressed exclusively in Section 4.13), intellectual property (which is addressed exclusively in Section 4.14) and Tax matters (which are addressed exclusively in Section 4.15) and (ii) where the failure to possess, or the suspension or cancellation of, any of the Company Permits would not have a Company Material Adverse Effect, the Company and the Company Subsidiaries hold all permits, licenses, franchises, grants, authorizations, easements, exceptions, concessions, clearances, exemptions, orders, approvals, registrations, qualifications, rights, variances, certificates, certifications and consents granted by Governmental Entities necessary for the Company and the Company Subsidiaries, to own, lease, and operate their respective properties and assets or to carry on their respective businesses as currently conducted (collectively, the “Company Permits”) and such Company Permits are in full force and effect. No suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where the failure to possess, or the suspension or cancellation of, any of the Company Permits would not have a Company Material Adverse Effect. Since July 1, 2008, neither the Company nor any of the Company Subsidiaries is or has been in conflict with or in default, breach or violation of any Company Permits or any applicable Law, including any consumer protection, equal opportunity or customs Laws, applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, except as would not have a Company Material Adverse Effect.

                         (b) None of the Company or any of the Company Subsidiaries has received any written or oral communication from any Governmental Entity or been notified since July 1, 2008, that any material Company Permit is withdrawn or modified or that such an action is under consideration.

                    4.6 SEC Filings; Financial Statements.

                         (a) Company SEC Filings. The Company has filed or furnished all reports, schedules, forms, certificates, statements or other documents required to be filed or furnished by it under Securities Act or the Exchange Act, as the case may be, since July 1, 2008 (collectively, the “Company SEC Filings”; it being expressly understood and agreed that for all purposes of this Agreement, the defined term Company SEC Filings shall include the Company’s annual report on Form 10-K for the fiscal year ended December 25, 2010 filed on March 17, 2011 and publicly available on EDGAR on March 18, 2011 in the form previously provided to Parent and such report shall be deemed filed with the SEC and publicly available prior to the date of this Agreement). Each Company SEC Filing, to the extent filed and not furnished, (i) at the time it was filed and, if amended, as of the date of such amendment, complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not, at the time it was filed (or, if subsequently amended or supplemented, at the time of such amendment or supplement), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is separately required to file any report, schedule, form, statement of other document with the SEC. Since July 1, 2008, there have been no amendments or modifications to any of the agreements, documents or other instruments that previously had been filed by the Company with the SEC that have not been filed by the Company with the SEC and are currently in effect.

                         (b) Financial Statements. Each of the consolidated financial statements (including, in each case, any notes thereto) of the Company contained in the Company’s quarterly reports on Form 10-Q or annual reports on Form 10-K and included in the Company SEC Filings (collectively, the “Company Financial Statements”) was prepared (i) from, and in accordance with, the books and records of the Company and the Company Subsidiaries in all material respects and (ii) in accordance with United States generally accepted accounting principles (“GAAP”), applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis during the periods indicated (except as may be indicated in the Company SEC Filings), and each of the Company Financial Statements presents fairly, in all material respects, the consolidated financial position of the Company as of the respective dates thereof and the consolidated statements of operation, stockholder’s equity and cash flows of the Company for the respective periods indicated therein (subject, in the case of unaudited financial statements, to normal and recurring year end adjustments).

                         (c) January Financial Statements. The unaudited consolidated balance sheet as of January 22, 2011 and the unaudited consolidated statement of operations of the Company for the one-month period ended January 22, 2011, were prepared (i) from, and in accordance with, the books and records of the Company and the Company Subsidiaries in all material respects and (ii) in accordance with GAAP (except that such balance sheet and statement of operations do not contain any footnotes and as may be indicated in the comments included therewith). Such balance sheet and statement of operations present fairly, in all material respects, the consolidated financial position of the Company as of the date thereof and the consolidated statement of operations of the Company for the period indicated therein, subject to normal and recurring year end adjustments and subject to the other matters contained in the comments included therewith.

                         (d) No Undisclosed Liabilities. Except and to the extent set forth on the 2010 Balance Sheet, neither the Company nor any Company Subsidiary has any liabilities or obligations of a nature (whether accrued, absolute, contingent, determined, determinable or otherwise and whether due or to become due), that would be required by GAAP to be reflected on a consolidated balance sheet of the Company (or disclosed in the notes thereto) except for liabilities or obligations (i) which would not have a Company Material Adverse Effect, (ii) that were incurred under this Agreement or in connection with the transactions contemplated hereby or (iii) that were incurred after December 25, 2010 in the ordinary course of business consistent with past practice.

                         (e) Internal Controls.

                              (i) Since July 1, 2008, the Company has disclosed, based on its most recent evaluation in connection with the preparation of its annual report on Form 10-K for fiscal year 2010, to the Company’s auditors and the audit committee of the Company Board (a) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraph (e) and (f) of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 or Rule 15d-15 under the Exchange Act and such controls and procedures are effective to ensure that all material information concerning the Company and the Company Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s SEC Filings and other public disclosure documents. Since July 1, 2008, the Company has been in compliance in all material respects with (i) the applicable provisions of the United States Sarbanes-Oxley Act of 2002 and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ.

                                (ii) Since July 1, 2008, none of the Company, any Company Subsidiary or, to the Company’s Knowledge, any Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices. Since July 1, 2008, no attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company. Since July 1, 2008, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

                    (f) The Company maintains and has maintained a standard system of accounting established and administered in accordance with GAAP.

                    (g) There have been no written inquiries, interrogatories or comments with respect to any of the Company SEC Filings from the SEC, NASDAQ or any other Governmental Entity received since July 1, 2008, and Parent has not been made aware of any such inquiries, interrogatories or comments that were oral. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Filings. As of the date of this Agreement, to the Knowledge of the Company, none of the Company SEC Filings is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company or any Company Subsidiary.

                    (h) To the Knowledge of the Company, each director and executive officer of the Company has, since July 1, 2008, filed with the SEC with respect to the Company on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

                    4.7 Affiliate Transactions. No officer, director or other Affiliate of the Company or any Company Subsidiary or any Person who beneficially owns five percent (5%) or more of the Company Common Stock has, since July 1, 2008, been a party to any Contract with, or binding upon, the Company or any Company Subsidiary or any of their respective properties or assets or has had any material interest in any material property owned by the Company or any of the Company Subsidiaries or has engaged in any material transaction with any of the foregoing. Since the 2010 Balance Sheet, no event has occurred that would be required to be disclosed by the Company under Item 404 of Regulation S-K under the Securities Act that has not been so reported.

                    4.8 Absence of Certain Changes or Events. Since December 25, 2010 (a) the Company and the Company Subsidiaries have conducted their businesses in the ordinary course consistent with past practice, (b) there has not been any Company Material Adverse Effect and (c) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.1(a).

                    4.9 Benefit Plans; Employees and Employment Practices.

                         (a) Section 4.9(a) of the Company Disclosure Schedule contains a complete list, as of the date of this Agreement, of each material employment, consulting, severance, termination, retirement, profit sharing, bonus, incentive or deferred compensation, retention bonus or change in control agreement, pension, equity compensation, profit sharing, savings, retirement, life, health, disability, accident, medical, insurance, vacation, paid time off, long term care, or other employee compensation or benefit plan, policy, program, arrangement, agreement, fund or commitment, including any “employee benefit plan” as defined in Section 3(3) of ERISA and any plan, policy, program, arrangement, agreement, fund or commitment not subject to the requirements of ERISA (each, a “Benefit Plan”) for the benefit or welfare of any director, officer or employee of the Company or any Company Subsidiary (each such plan, a “Company Benefit Plan”) maintained or contributed to by the Company or any Company Subsidiary. The Company has made available to Parent or its agents or representatives copies of (i) each Company Benefit Plan, (ii) the most recent annual report (Form 5500), if any, filed with the U.S. Department of Labor with respect to each such Company Benefit Plan, including schedules and financial statements attached thereto, (iii) the most recent summary plan description for each such Company Benefit Plan for which a summary plan description is required, together with any summary of material modifications thereto, (iv) each trust agreement and any other material agreement relating to a Company Benefit Plan; (v) the most recent determination letter issued by the U.S. Internal Revenue Service (“IRS”) with respect to any such Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (and the regulations promulgated thereunder); and (vi) the most recently prepared actuarial reports and financial statements.

                         (b) Prior to the date of this Agreement, the Company has amended prong (iii) of the definition of “Good Reason” in the Executive Change in Control Plan to provide that diminutions in the authority, duties or responsibilities of the supervisor of the participant that result from the transactions contemplated by this Agreement shall not constitute or result in grounds for a Qualifying Termination (as defined in the Executive Change in Control Plan). Prior to the commencement of the Offer, the Company will notify all participants of this amendment and will provide Parent with copies of all amended policy documents, communications to affected employees and the Company Board or committee resolutions effecting the amendments. Notwithstanding the foregoing, except as specifically provided in this Section 4.9(b), no amendments, modifications or other changes have been made to any Company Benefit Plan from the plan documents, agreements, forms or descriptions heretofor provided to Parent pursuant to Section 4.9(a).

                         (c) Each Company Benefit Plan is in material compliance with its terms and any applicable provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code, or other applicable Law. There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by the IRS or any other Governmental Entity with respect to any Company Benefit Plan (other than routine claims for benefits in the ordinary course of business which are not material, individually or in the aggregate).

                         (d) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has either received a determination letter from the IRS that it is so qualified or may rely upon a prototype plan opinion letter, and, to the Company’s Knowledge, no fact or event has occurred since the date of such determination letter that could materially adversely affect the qualified status of any such Company Benefit Plan.

                         (e) No Company Benefit Plan is a “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or subject to Title IV of ERISA. None of the Company Benefit Plans provides for or promises medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any employee of the Company or any Company Subsidiary following termination of employment or service with the Company or any Company Subsidiary (other than coverage mandated by applicable Law).

                         (f) Neither the execution and delivery of this Agreement nor the consummation of the Merger and the transactions contemplated hereby will (either alone or in conjunction with any other event) entitle any current or former employee of the Company or any Company Subsidiary to any payment, accelerate the vesting, exercisability or payment of, or increase the amount or value of, any payment, under any Company Benefit Plan, or result in any limitation on the right of the Company or any subsidiary of the Company to amend or terminate any Company Benefit Plan or related trust. Without limiting the generality of the foregoing, except such payments that are specifically listed in Section 4.9(f) of the Company Disclosure Schedule, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code (and the regulations promulgated thereunder). The Company has provided to Parent with respect to those employees of the Company that are “disqualified individuals” (as such term is defined in Treasury Regulation Section 1.280G–1) the following information: (i) the grant dates, exercise prices (if applicable) and vesting schedules applicable to each Company Option and each Company Stock-Based Award, (ii) the estimated maximum payout amounts for such individuals under the Executive Change in Control Plan, the Corporate Change in Control Plan, or any other agreement or arrangement in place as of the date hereof pursuant to which such individual is entitled to a payment that is contingent on a change in control, and (iii) the Form W-2s for each such individual for each of the years 2006 through 2010, or in the case of employees who were hired after January 1, 2006, for all years between 2006 and 2010 for which they received a Form W-2 from the Company. No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code (and the regulations promulgated thereunder), or otherwise. All of the Company Options and the Company Stock-Based Awards are governed by the terms of the Company’s 2008 Stock Incentive Plan (as amended on August 13, 2009 and on November 22, 2010) and the award agreements.

                         (g) Each Company Benefit Plan that is or forms a part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code (and the regulations promulgated thereunder) has been timely amended to comply in all material respects with the requirements of Section 409A of the Code (and the regulations promulgated thereunder), and the Company and all Company Subsidiaries have complied in all material respects in practice and operation with all applicable requirements of Section 409A of the Code (and the regulations promulgated thereunder). The Company’s federal income tax return is not under examination by the IRS with respect to nonqualified deferred compensation.

                         (h) Neither the Company nor any Company Subsidiary is a party to any collective bargaining or other labor union contracts and no collective bargaining agreement is being negotiated by the Company or any Company Subsidiary, and there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit relating to any Company employee. There is no material pending labor dispute, strike or work stoppage against the Company or any Company Subsidiary which may interfere with the respective business activities of the Company or the Company Subsidiaries. There is no material pending charge or complaint against the Company or any Company Subsidiary by the National Labor Relations Board or any comparable state agency or any current material union representation questions involving any Company employee or prospective Company employee. The Company and each Company Subsidiary are currently in compliance in all material respects with all Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes. There is no charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Entity in any jurisdiction in which the Company or any Subsidiary has employed or currently employs any Person. Neither the Company nor any Company Subsidiary has incurred any material liability with respect to the misclassification of any Person as an independent contractor rather than as an employee or with respect to any paid or unpaid interns, other unpaid workers, or employee leased from another employer (each a “Contingent Worker”) and no Contingent Worker has a material claim for being improperly excluded from any Company Benefit Plan. All employees and Contingent Workers of the Company or any Subsidiary are duly authorized to work in the United States, and the Company (or the Company Subsidiary) has obtained and retained all documentation required under Law to verify each employee’s employment eligibility, including Forms I-9.

                         (i) The Company has provided to Parent the name, place of employment, title, rate of base salary, bonus opportunity, unvested equity awards, unexercised option awards, and years of service recognized by the Company for purpose of the Company Benefit Plans of each Company employee.

                    (j) Section 4.9(j) of the Company Disclosure Schedule contains a complete list, as of the date of this Agreement, of each Company Benefit Plan or any other policy, practice, program or other arrangement that requires or permits the Company to “claw back,” recoup or otherwise recover any payment made to any current or former employee, director, officer or consultant of the Company as a result of fraud, misconduct and/or a financial restatement resulting from material noncompliance with financial reporting requirements.

                    4.10 Material Contracts.

                         (a) Section 4.10(a) of the Company Disclosure Schedule contains a complete list of the following types of Contracts to which the Company or a Company Subsidiary is a party or is bound:

                              (i) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) with respect to the Company or any Company Subsidiary;

                              (ii) all Contracts or arrangements with any Third Party constituting joint ventures or partnerships;

                              (iii) all Contracts relating to Indebtedness (other than indebtedness for borrowed money) of the Company or any Company Subsidiary in excess of $3,000,000 and all Contracts relating to indebtedness for borrowed money of the Company or any Company Subsidiary in excess of $1,000,000;

                              (iv) all Contracts entered into after July 1, 2008 relating to any acquisition or disposition, directly or indirectly (including by merger, consolidation, combination or amalgamation), by the Company or any of the Company Subsidiaries of properties or assets or capital stock or other equity interests of another Person for aggregate consideration under such Contract in excess of $500,000, except, in each case, for acquisitions and dispositions of properties, assets and inventory in the ordinary course of business and consistent with past practice;

                              (v) all Contracts currently used in the current conduct of the business of the Company or any Company Subsidiary and, to the Knowledge of the Company, any other Contract, which contain covenants that limit, or purport to limit, the ability of the Company or any Company Subsidiary to engage in any line of business, or to compete with any Person or operate at any geographic location or during any period of time;

                              (vi) each Contract that contains obligations of the Company or any Company Subsidiary secured by a Lien (other than a Permitted Lien), or provides for interest rate or currency hedging arrangements, in each case in connection with which the aggregate actual or contingent obligations of the Company and the Company Subsidiaries under such Contract are greater than $250,000;

                              (vii) each Contract with a Governmental Entity that involved aggregate payments of over $500,000 in 2010 or is reasonably likely to involve aggregate payments of over $500,000 in 2011;

                              (viii) All Contracts pursuant to which any material Intellectual Property is licensed (or rights to use are granted) to the Company or any Company Subsidiary and also both (A) used in the current conduct of the business of the Company or a Company Subsidiary and (B) subject to remaining material payment obligations by the Company or any Company Subsidiary (excluding shrink-wrap or click-wrap licenses or licenses concerning generally commercially available software);

                              (ix) All Contracts pursuant to which any material Company Intellectual Property is licensed (or rights to use granted) by the Company or any Company Subsidiary that are subject to remaining material payment obligations by a Third Party;

                              (x) all Contracts and Leases concerning the use, occupancy, management or operation of, or evidencing any interests in, any Leased Real Property that are, in each case, material to the Company and the Company Subsidiaries, taken as a whole (“Material Real Property Leases”);

                              (xi) all Contracts that (A) require the Company or any Company Subsidiary to use any supplier or Third Party for all or substantially all of the requirements or needs for the operation of the business of the Company or any Company

Subsidiary as currently conducted, (B) obligate the Company or any Company Subsidiary to conduct business on a “most favored nations” basis with any Third Party, (C) limit or purport to limit the ability of the Company or any Company Subsidiary to solicit any customers or clients of any other Person, (D) require the Company or any Company Subsidiary to market or co-market any clinical laboratory services or other products or services of a Third Party, or (E) are “take-or-pay” Contracts or other similar agreements or arrangements requiring the Company or any Company Subsidiary to make a minimum payment for goods or services from Third Party suppliers irrespective of usage that are material to the Company and the Company Subsidiaries, taken as a whole;

                              (xii) each Contract pursuant to which the Company or any Company Subsidiary is bound that includes a continuing “earn out” or other contingent payment obligation, in each case, that could result in payments in excess of $250,000 other than ordinary course agreements with customers, suppliers or licensors;

                              (xiii) each Contract between or among the Company or any Company Subsidiary, on the one hand, and any of their respective Affiliates (other than the Company or any Company Subsidiary), on the other hand, that involves payments of more than $250,000 in any one year;

                              (xiv) each Contract involving aggregate payments of over $1,000,000 over its remaining term that is not terminable by the Company or one of its Subsidiaries without penalty and on less than 120 days notice, other than Contracts entered into in the ordinary course of business and consistent with past practice; and

                              (xv) all other Contracts, whether or not made in the ordinary course of business, the absence of which would have a Company Material Adverse Effect.

Each Contract of the type described in this Section 4.10(a), whether or not set forth in Section 4.10(a) of the Company Disclosure Schedule is referred to herein as a “Company Material Contract.”

                         (b) Except for matters that would not have a Company Material Adverse Effect, (i) each Company Material Contract is a legal, valid and binding obligation of the Company or a Company Subsidiary, as applicable, in full force and effect and enforceable against the Company or a Company Subsidiary in accordance with its terms, subject to the Bankruptcy and Equity Exceptions, (ii) to the Company’s Knowledge, each Company Material Contract is a legal, valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms, subject to the Bankruptcy and Equity Exceptions, (iii) the Company and each of the Company Subsidiaries, and, to the Knowledge of the Company, each other party thereto, has performed all obligations required to be performed by it under each Company Material Contract (excluding performance obligations not yet due), (iv) neither the Company nor any Company Subsidiary has received any written claim or notice of (A) a default, termination or cancellation under any Company Material Contract, (B) any intent or threat to claim any of the foregoing or (C) seeking to amend any provision of any Company Material Contract in a manner materially adverse to the Company or any Company Subsidiary and (v) neither the Company nor any Company Subsidiary nor, to the

Company’s Knowledge, any other party thereto is in breach or violation of, or default under, any Company Material Contract and no event has occurred, including the execution by the Company of this Agreement, or not occurred through the Company’s or any Company Subsidiary’s action or inaction or, to the Company’s Knowledge, the action or inaction of any Third Party, that with notice or lapse of time or both, will constitute a breach or violation of, or default under, any Company Material Contract. Complete and correct copies of all Company Material Contracts (as amended or modified) are either publicly filed with the SEC or have been otherwise made available to Parent.

                    4.11 Litigation. Except for matters that would not have a Company Material Adverse Effect, (a) there are no claims, actions, suits, proceedings, or investigations (each, an “Action”) pending or, to the Knowledge of the Company, threatened as of the date hereof, against the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary, by or before any Governmental Entity, and (b) none of the Company or any of the Company Subsidiaries nor any property or asset of the Company or any Company Subsidiary is subject to any order, judgment, decision, determination, ruling, subpoena, verdict, writ, stipulation, award, injunction, decree, settlement agreement or similar agreement, arbitration award or finding entered by or with any Governmental Entity (“Order”) or, to the Knowledge of the Company, subject to any continuing investigation by, any Governmental Entity.

                    4.12 Health Care Matters.

                              (a) The Company and the Company Subsidiaries hold, and are operating, in all material respects, in compliance with, such permits, licenses, franchises, approvals, authorizations and clearances of the U.S. Food and Drug Administration (“FDA”) required for the conduct of their business as currently conducted (collectively, the “FDA Permits”). The Company and the Company Subsidiaries have fulfilled and performed in all material respects all of their obligations with respect to the FDA Permits.

                              (b) Since July 1, 2008, the Company and the Company Subsidiaries have operated and complied in all material respects with applicable statutes and implementing regulations administered or enforced by the FDA, the Clinical Laboratories Improvement Act of 1988 (and its amendments and rules) and any other Laws pertaining to health care matters, such as patient confidentiality, clinical laboratory regulation and third-party reimbursement laws including under any Federal Health Care Program (as defined in Section 1128B(f) of the U.S. Federal Social Security Act).

                              (c) Neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any individual who is currently an executive officer, director or employee of the Company or any Company Subsidiary has, since July 1, 2008, (i) been convicted of, charged with or investigated for a Medicare, Medicaid or state health program-related offense, (ii) been convicted of, charged with or, to the Knowledge of the Company, investigated for a violation of Law related to fraud, theft, embezzlement, financial misconduct or obstruction of an investigation, (iii) been excluded or suspended from participation in Medicare, Medicaid or any federal or state health program, or (iv) been subject to any Order of, or any criminal or civil fine or penalty imposed by, the FDA or any other Governmental Entity with respect to any such Medicare, Medicaid or any other federal or state health care program.

                              (d) Since July 1, 2008, there have been no written notices, citations or decisions by the FDA or any other Governmental Entity that the Company or any Company Subsidiary fails to meet any applicable health care standards promulgated by such Governmental Entity for which a plan of correction has not been accepted.

                              (e) The Company has made available to Parent prior to the date of this Agreement true and complete copies of (i) all material surveys, reports, notices, inquiries, subpoenas and other correspondence from a Governmental Entity related to any certification, licensure or other inspections, and summaries of all proficiency test results relating to the business of the Company and the Company Subsidiaries for the period from July 1, 2008, through the date hereof; (ii) all material written inquiries, notices, requests for records, subpoenas and correspondence received from a Governmental Entity by the Company or any Company Subsidiary related to utilization, reimbursement or other audits or investigations relating to the business of the Company and the Company Subsidiaries for the period from July 1, 2008, through the date hereof; (iii) filings made by the Company or any Company Subsidiary since July 1, 2008, pursuant to the Stark Law; and (iv) all current licenses or certifications of the Company or any Company Subsidiary under the Clinical Laboratory Improvement Act of 1988 and the regulations promulgated thereunder.

                              (f) (i) None of the Company or any Company Subsidiary has engaged in any activities that are prohibited under or would violate, in any material respect, Medicare and Medicaid statutes, 42 U.S.C. Sections 1320a 7a and 7b, or the regulations promulgated pursuant to such statutes, or comparable state or local Law or rules of professional conduct; (ii) the Company and the Companies Subsidiaries have timely and accurately filed, in all material respects, all requisite claims and other reports required to be filed in connection with all applicable state and federal Medicare and Medicaid programs due on or before the date of this Agreement; (iii) there is no arrangement providing for any rebates, kickbacks or other forms of compensation that is unlawful to be paid to any Person in return for the referral of business or for the arrangement for recommendation of such referrals; and (iv) none of the Company or any Company Subsidiary has any financial arrangement which renders any of its billings unlawful, in any material respect, pursuant to the Stark Law or comparable state Law.

                              (g) All agreements of the Company and the Company Subsidiaries with Third Party payors were entered into by the Company or a Company Subsidiary, as the case may be, in the ordinary course of business and consistent with past practice. The Company and the Company Subsidiaries are in compliance in all material respects with each of their respective Third Party payor agreements, and the Company and the Company Subsidiaries have, in all material respects, properly charged and billed in accordance with the terms of their respective Third Party payor agreements, including, where applicable, billing and collection of all deductibles and co-payments.

                              (h) (i) No right of the Company or any Subsidiary to receive reimbursements pursuant to any government program or private program has ever been terminated or suspended as a result of any investigation or action whether by any Governmental

Entity or other Third Party, (ii) none of the Company or any Company Subsidiary has since July 1, 2008, received notice from any Governmental Entity that it has been the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any Governmental Entity, professional review organization, accrediting organization or certifying agency for the purpose of any alleged improper activity related to health care matters on the part of such entity, other than routine audits or inquiries, and (iii) none of the Company or any Company Subsidiary has received any written notice of any claim, requirement or demand of any licensing, accrediting or certifying agency to rework or redesign their operations or any part thereof.

                    4.13 Environmental Matters.

          Except for matters that would not have a Company Material Adverse Effect: (i) the Company and each Company Subsidiary are in compliance with all applicable Laws relating to pollution or to the protection of the environment or to occupational health and safety, including such Laws that relate to the transportation, storage, treatment, Release, use or handling of, or exposure to, Hazardous Materials (“Environmental Laws”) and, since July 1, 2008, the Company and each Company Subsidiary have been in compliance with all applicable Environmental Laws except for any non-compliance that has been remedied without any ongoing, pending or future costs, obligations or liabilities; (ii) the Company and each Company Subsidiary possess all Company Permits issued pursuant to Environmental Laws that are required to conduct the business of the Company and each Company Subsidiary as it is currently conducted (“Environmental Permits”), and the Company and each Company Subsidiary are in compliance with all applicable Environmental Permits and since July 1, 2008, have been in compliance with all applicable Environmental Permits except for any non-compliance that has been remedied without any ongoing, pending or future costs, obligations or liabilities; (iii) since July 1, 2008, there has been no Release of any Hazardous Materials by or as a result of the operations or activities of the Company or any Company Subsidiary, including at any of the Leased Real Property or any properties formerly owned or operated by the Company or any Company Subsidiary, in each case that has or would reasonably be expected to result in any cost, obligation or liability under any Environmental Law; and (iv) since July 1, 2008, none of the Company or any Company Subsidiary has received any written claim or notice of violation from any Governmental Entity or Third Party alleging that the Company or any Company Subsidiary is in violation of, or liable under, any Environmental Law (“Environmental Claim”), and, to the Knowledge of the Company, no such Environmental Claim is threatened against the Company or any Company Subsidiary.

                    4.14 Intellectual Property.

                              (a) Section 4.14(a) of the Company Disclosure Schedule sets forth a list of all material (i) registered trademarks and applications for registration of Trademarks, (ii) internet domain name registrations, (iii) issued patents and pending patent applications, (iv) registered copyrights and rights under copyrights (collectively, “Registered Intellectual Property”), in each case that are owned by the Company or a Company Subsidiary as of the date of this Agreement, including for each item listed in clause (i), the owner, the jurisdiction, the serial/application number, the registration number, the filing date and the issuance or registration date; for each item listed in clause (ii), the registrant, the registrar and the expiration date; for each item listed in clause (iii) the patent number or application serial number for each jurisdiction in which the patent or application has been filed, the record owner of the patent or patent application, the date filed or issued and the present status thereof; and for each item listed in clause (iv) the number and date of registration for each among country, province and state, in which a copyright application has been registered. With respect to each item of Registered Intellectual Property required to be listed on Section 4.14(a) of the Company Disclosure Schedule: (A) the item is not subject to any outstanding Order and (B) no Action is pending or, to the Knowledge of Company, threatened which challenges the validity, enforceability, use or ownership of the item. The Company uses commercially reasonable efforts to maintain, protect and enforce its Registered Intellectual Property.

                              (b) The Company and the Company Subsidiaries, as applicable, own or possess valid rights to use all Intellectual Property necessary to conduct the business of the Company and the Company Subsidiaries as it is currently conducted; provided, however, the foregoing representation shall be subject to the Company’s Knowledge with respect to Patents owned by Third Parties under which a license may be needed to conduct the business of the Company and the Company Subsidiaries. The consummation of the transactions contemplated by this Agreement shall not result in the loss of any material rights of the Company or the Company Subsidiaries in any such Intellectual Property. With respect to any such Intellectual Property that is owned by the Company, including Registered Intellectual Property, the Company or a Company Subsidiary owns all right, title and interest in and to the item purported to be owned by the Company or the Company Subsidiary, as applicable, free and clear of all Liens, other than Permitted Liens.

                              (c) To the Company’s Knowledge, no Third Party is currently infringing or misappropriating any material Intellectual Property owned by the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has agreed to indemnify (or is otherwise obligated to indemnify or cover any losses of) any Person in respect of any claim that the reagents, kits or other materials supplied by the Company or any Company Subsidiary to such Person infringes, misappropriates or otherwise violates the Intellectual Property of any Third Party, except in the ordinary course of business pursuant to terms consistent with and no broader than those in the agreements provided to the Purchaser prior to the date of this Agreement. Neither the Company nor any Company Subsidiary is subject to any pending request to indemnify any Person in respect of any such claim of infringement, misappropriation or violation of Intellectual Property of any Third Party.

                              (d) Except as would not have a Company Material Adverse Effect, the Company, the Company Subsidiaries and the operation of their businesses have not, between January 1, 2004 and June 30, 2008, infringed, misappropriated, diluted or otherwise violated any Intellectual Property of any other Person; provided, however, that the foregoing representation shall be subject to the Company’s Knowledge with respect to Patents. The Company, the Company Subsidiaries and the operation of their businesses do not and have not, since July 1, 2008, infringed, misappropriated, diluted or otherwise violated any Intellectual Property of any other Person; provided, however, that the foregoing representation shall be subject to the Company’s Knowledge with respect to Patents.

                              (e) Neither the execution of this Agreement, nor the consummation of the transactions contemplated by this Agreement, will, under any Contract or commitment to which Company or any Company Subsidiary is bound pertaining to Intellectual Property owned by the Company or any Company Subsidiary, result in Parent, the Purchaser, the Company or any Company Subsidiary, being (i) bound by or subject to any licensing obligation, covenant not to sue, or noncompete obligation which such party was not bound by or subject to prior to the Closing, or (ii) obligated to pay any royalties, honoraria, fees or other payments to any Person in excess of those payable by such party prior to the Closing (disregarding any increases due to additional or different volumes or types of products sold).

                    4.15 Taxes.

                              (a) Subject to such exceptions that would not have a Company Material Adverse Effect, (i) all Tax Returns required to be filed by or with respect to the Company or any Company Subsidiary have been timely filed (taking into account any extension of time within which to file) and all such Tax Returns are true, correct and complete in all respects, (ii) no written claim has ever been received by the Company or any Company Subsidiary from any Governmental Entity in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiary is or may be subject to Tax in that jurisdiction, (iii) all Taxes of the Company and the Company Subsidiaries due and payable (whether or not shown to be due and payable on any Tax Return) have been timely paid (other than Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company Financial Statements in accordance with GAAP), (iv) all Taxes required to be withheld or collected by the Company and each Company Subsidiary have been withheld and collected and, to the extent required by Law, timely paid to the appropriate Governmental Entity and (v) there are no Liens for Taxes upon any property or assets of the Company or any Company Subsidiary, except for Liens for current Taxes not yet due and payable that may thereafter be paid without interest or penalty and Liens for Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company Financial Statements in accordance with GAAP.

                              (b) No deficiency for any amount of Taxes has been proposed, asserted or assessed in writing by any Governmental Entity against the Company or any Company Subsidiary that remains unpaid, subject to exceptions for deficiencies (i) being contested in good faith by appropriate proceedings or (ii) with respect to which the failure to pay would not have a Company Material Adverse Effect. There are no audits, examinations or other administrative or judicial proceedings currently ongoing or pending with respect to any Taxes of the Company or any Company Subsidiary, subject to exceptions for proceedings that, if resolved in a manner unfavorable to the Company or any Company Subsidiary, would not have a Company Material Adverse Effect. There are no waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of the Company or any Company Subsidiary.

                              (c) After July 1, 2008, neither the Company nor any Company Subsidiary has been a party to any transaction treated by the parties as a distribution to which Code Section 355 applies.

                              (d) Neither the Company nor any Company Subsidiary has any material liability for Taxes of any other Person (other than the Company or any Company

Subsidiary and other than Taxes of the consolidated group of which the Company was a member prior to the Split-Off) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor. Neither the Company nor any Company Subsidiary is a party to any Tax sharing agreement other than the Tax Matters Agreement by and between Applera Corporation (“Applera”) and the Company dated July 1, 2008 (the “Split-Off Tax Matters Agreement”).

                              (e) Neither the Company nor any Company Subsidiary has engaged in a listed transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

                              (f) At the time of the Split-Off and during the one-year period thereafter, neither the Company nor any of its directors, officers, controlling shareholders or other Persons with the explicit or implicit permission of such officers, directors or controlling shareholders, was a party to any agreement, understanding or arrangement or participated in any substantial negotiations concerning the transactions contemplated by this Agreement or any similar acquisition (as such terms are defined in Treasury Regulations Section 1.355-7(h)).

                              (g) The representations in respect of the Split-Off contained in the Company’s representation letter to Skadden, Arps, Slate, Meagher & Flom LLP of July 1, 2008, were true, correct and complete when made and the covenants contained in such letter have been complied with in all material respects. To the Company’s Knowledge, there have been no actions or omissions on the part of the Company that would cause the Split-Off to fail to qualify as a reorganization described in section 368(a)(1)(D) of the Code and a transaction subject to the provisions of section 355 of the Code.

                              (h) To the Company’s Knowledge, the Company has no obligation to make any payments to Life Technologies Incorporated (as the successor of Applera) under Sections 4.03(a) and 4.03(c) of the Split-Off Tax Matters Agreement.

                              (i) As used in this Agreement, (i) “Taxes” shall mean any and all taxes, assessments, levies, duties, tariffs, imposts and other charges in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including income, estimated income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, custom duties, escheat, environmental, alternative or add-on minimum, transfer and value-added taxes, together with any interest, penalty, or addition thereto, whether or not disputed and whether or not shown on any Tax Return and (ii) “Tax Return” shall mean any return (including any information return), report, statement, schedule, notice, form, election, estimated Tax filing, claim for refund or other document (including any attachments or schedules thereto and amendments thereof) filed or required to be filed with any Governmental Entity with respect to any Tax.

                    4.16 Insurance.

                              (a) Section 4.16(a) of the Company Disclosure Schedule sets forth, with respect to each Company Insurance Policy, (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage, including, in the case of any Company Insurance Policy that provides professional or products liability coverage, whether the coverage is on an occurrence or claims made basis, and, in the case of any such claims made policy, the retroactive date therefor, and (iv) the premium charged.

                              (b) (i) To the Knowledge of the Company, each Company Insurance Policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) except as would not have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default under, or permit termination or modification of, any Company Insurance Policy; (iii) the Company or the relevant Company Subsidiary has paid all premiums under each Company Insurance Policy; and (iv) to the Knowledge of the Company, no insurer on any Company Insurance Policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

                              (c) To the Knowledge of the Company, neither Applied Biosystems, Inc. nor Life Technologies Corporation (as successor to Applied Biosystems, Inc.) has made any claim under the insurance policy set forth on Section 4.16(c) of the Company Disclosure Schedule.

                    4.17 Real Estate.

                              (a) Neither the Company nor any Company Subsidiary owns any real property. Except as would not have a Company Material Adverse Effect, the Company or a Company Subsidiary has a valid leasehold interest in the Leased Real Property, free and clear of all Liens, except for Permitted Liens.

                              (b) With respect to the Material Real Property Leases, neither the Company nor any Company Subsidiary has exercised or given any notice of exercise, nor has any landlord or sublandlord exercised or received any notice of exercise by a landlord or sublandlord of, any Option. The Company or one of the Company Subsidiaries, as the case may be, has the full right to exercise any Options contained in the Material Real Property Leases on the terms and conditions contained therein and, to the Company’s Knowledge, upon due exercise would be entitled to enjoy the full benefit of such Options with respect thereto.

                              (c) Except as would not have a Company Material Adverse Effect, (i) either the Company or one of the Company Subsidiaries, as the case may be, is in peaceful and undisturbed possession of each parcel of Leased Real Property and (ii) there are no contractual or legal restrictions that preclude or restrict the ability to use the Leased Real Property for the purposes for which it is currently being used. Neither the Company nor any Company Subsidiary has leased or subleased any parcel or any portion of any parcel of any Material Real Property Leases to any other Person and no other Person has any rights to the use, occupancy or enjoyment thereof pursuant to any Material Real Property Leases, nor has the Company or any

Company Subsidiary assigned its interest under any Material Real Property Leases to any Third Party.

                    4.18 Required Vote. The affirmative vote of the holders of Shares representing a majority of the voting power of the then-outstanding Shares is the only vote required, if and to the extent required by applicable Law, of the holders of any class or series of capital stock or other Equity Interests of the Company or any Company Subsidiary to adopt this Agreement (the “Company Stockholder Approval”).

                    4.19 Certain Business Practices.

                              (a) None of the Company or any Company Subsidiary, or, to the Knowledge of the Company, any director, officer, agent, employee, partner or Affiliate of the Company or of any Company Subsidiary has taken any action, directly or indirectly on behalf of the Company or any Company Subsidiary, that has resulted or would result in: (i) a violation by any such Person of the FCPA, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; (ii) a violation by any such Person of any other applicable Anti-Corruption Laws; or (iii) a violation of, or operation in material noncompliance with, any export restrictions, anti-boycott regulations, embargo regulations or other similar applicable Laws.

                              (b) The Company and each of the Company Subsidiaries have conducted their businesses in compliance in all material respects with (i) the FCPA and the Anti-Corruption Laws and have retained, and continue to retain, accurate books and records and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith, and (ii) (A) all Laws relating to United States export controls, and (B) anti-boycott prohibitions promulgated pursuant to the Export Administration Act of 1979, as amended, and regulations promulgated thereunder.

                    4.20 Information in the Offer Documents and the Schedule 14D-9. The information supplied by the Company expressly for inclusion or incorporation by reference in the Offer Documents (and any amendment thereof or supplement thereto) shall not, when filed with the SEC, when first published, distributed or disseminated to the Company’s stockholders and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Schedule 14D-9 (and any amendment thereof or supplement thereto) will comply as to form in all material respects with the provisions of Rule 14d-9 of the Exchange Act and any other applicable federal securities Laws and shall not, when filed with the SEC, when first published, distributed or disseminated to the Company’s stockholders and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that the Company makes no representation or warranty with respect to statements made in the Schedule 14D-9 based on information furnished by Parent or the Purchaser in writing expressly for inclusion therein.

                    4.21 Information in the Proxy Statement. The Proxy Statement, if any (and any amendment thereof or supplement thereto), when filed with the SEC, when first published, distributed or disseminated to the Company’s stockholders, at the time of any meeting of the Company’s stockholders to be held in connection with the Merger and at the Effective Time, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made in the Proxy Statement based on information supplied by Parent or the Purchaser in writing expressly for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and any other applicable federal securities Laws.

                    4.22 No Trust Required. As of the date of this Agreement, no Person that is a party to any indemnity or similar Contract with the Company has requested that the Company create a trust for the benefit of such Person and, to the Company’s Knowledge, there are no facts or circumstances that exist that require or are reasonably likely to require a trust to be created.

                    4.23 Fairness Opinion. The Company Board has received the written opinion (or an oral opinion to be confirmed in writing) of Credit Suisse Securities (USA) LLC (the “Company Financial Advisor”), dated as of the date of this Agreement, to the effect that, as of the date of this Agreement, the consideration to be received by the stockholders of the Company pursuant to the Offer and Merger is fair to such stockholders (other than Parent) from a financial point of view.

                    4.24 Brokers. Other than the Company Financial Advisor (the fees and expenses of which will be paid by the Company), no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Offer or the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has heretofore furnished to Parent a correct and complete copy of all agreements (including any amendments, waivers or changes thereto) between the Company and the Company Financial Advisor pursuant to which the Company Financial Advisor would be entitled to any payment relating to the Merger or the other transactions contemplated by this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER

                    Subject to such exceptions as are disclosed in the disclosure schedule dated as of the date of this Agreement and delivered by Parent to the Company concurrently with the execution and delivery of this Agreement (the “Parent Disclosure Schedule”) (it being expressly understood and agreed that the disclosure of any fact or item in any section of the Parent Disclosure Schedule shall be deemed disclosure with respect to any other Section or subsection of this Agreement to which its relevance is reasonably apparent on its face), Parent and the Purchaser hereby, jointly and severally, represent and warrant to the Company as follows:

                    5.1 Organization and Qualification. Each of Parent and the Purchaser is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and the Purchaser has the requisite corporate power and authority and all necessary approvals from Governmental Entities to own, lease and operate its properties and assets and to carry on its business as it is now being conducted in all material respects. Each of Parent and the Purchaser is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties or assets owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary or desirable, except for such failures to be so qualified, licensed or in good standing that would not have a Parent Material Adverse Effect. Parent has made available to the Company complete and correct copies of the certificate of incorporation and bylaws of Parent and the Purchaser and all amendments thereto and all such documents are in full force and effect. Neither Parent nor the Purchaser is in violation of its certificate of incorporation or bylaws.

                    5.2 Authority. Each of Parent and the Purchaser has all necessary corporate power and corporate authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Offer and the Merger. The execution and delivery of this Agreement by each of Parent and the Purchaser and the consummation by Parent and the Purchaser of the transactions contemplated hereby, including the Offer and the Merger, have been duly and validly authorized by all necessary corporate action on the part of Parent and the Purchaser and no other corporate proceedings on the part of Parent or the Purchaser and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than, with respect to the Merger, the filing and recording of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL. The Board of Directors of Parent, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held, has approved this Agreement and, as of the date of this Agreement, has not subsequently rescinded or modified such approval in any way. This Agreement has been duly authorized and validly executed and delivered by Parent and the Purchaser and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and the Purchaser, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

                    5.3 No Conflict; Required Filings and Consents.

                              (a) The execution and delivery by Parent and the Purchaser of this Agreement do not, and the performance of this Agreement by Parent and the Purchaser, and the consummation by Parent and the Purchaser of the Merger and the other transactions contemplated hereby will not, (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or the Purchaser, (ii) assuming that all consents, approvals and authorizations and other actions described in Section 5.3(b) have been obtained or taken prior to the Effective Time and all filings and notifications described in Section 5.3(b) have been made and any waiting periods thereunder have terminated or expired prior to the Effective Time, conflict with or violate any Law applicable to Parent and its Affiliates (collectively, the “Parent

Group”) or by which any property or asset of any member of the Parent Group is bound or affected or (iii) violate, conflict with, require any consent or approval under, result in any breach of, result in loss of any benefit under, or constitute a default (or an event which with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens on any property or asset of Parent or the Purchaser pursuant to, any Contract to which Parent or the Purchaser is a party or by which any of their respective properties or assets are bound or affected, except, with respect to clauses (ii) and (iii), for such conflicts, violations, breaches, defaults or other occurrences that would not have a Parent Material Adverse Effect.

                              (b) The execution and delivery by Parent and the Purchaser of this Agreement do not, and the performance of this Agreement by Parent and the Purchaser, and the consummation by Parent and the Purchaser of the Merger and the other transactions contemplated hereby will not, require Parent or the Purchaser to obtain any consent, approval, authorization or permit of, or make any filing with or notification to, any Governmental Entity, other than (i) compliance with the applicable requirements of the Exchange Act, (ii) compliance with the applicable requirements of the Securities Act, (iii) compliance with any applicable state securities, takeover or “blue sky” Laws, (iv) filings with the SEC as may be required by Parent or the Purchaser in connection with this Agreement and the transactions contemplated hereby, (v) such filings as may be required under the rules and regulations of NASDAQ, (vi) compliance with any applicable requirements of the HSR Act, (vii) the filing and recording of the Certificate of Merger as required by the DGCL and (viii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not have a Parent Material Adverse Effect.

                    5.4 Litigation. Except for matters that would not have a Parent Material Adverse Effect, (a) there is no Action pending, or to the Knowledge of Parent, threatened as of the date hereof, against Parent or the Purchaser by or before any Governmental Entity which seek to, or would reasonably be expected to, restrain, enjoin or delay the consummation of the Offer, the Merger or any of the other transactions provided for herein or which seek damages in connection therewith and (b) no Order has been entered or issued which restrains, enjoins or delays, or would reasonably be expected to restrain, enjoin or delay, the consummation of the Offer, the Merger or any of the other transactions provided for herein.

                    5.5 Ownership of the Purchaser; No Prior Activities. The Purchaser is a direct wholly owned Subsidiary of Parent and Parent owns 100 percent of the issued and outstanding Equity Interests of the Purchaser and no other Person has any right to acquire any capital stock or other Equity Interests of the Purchaser or any option, warrant, right or security convertible, exchangeable or exercisable therefor. The Purchaser was formed in 2011 solely for the purpose of consummating the Offer and the Merger and engaging in the other transactions contemplated by this Agreement and has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

                    5.6 Sufficient Funds. As and when needed, Parent and Purchaser will have available all the funds that are necessary to consummate the Offer and the Merger and to perform their respective obligations under this Agreement.

                    5.7 Brokers. No broker, finder, financial advisor, investment banker or other Person (other than Morgan Stanley & Co. Incorporated, the fees and expenses of which will be paid by Parent) is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Offer or the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or the Purchaser.

                    5.8 Ownership of Company Common Stock. Neither Parent nor the Purchaser is, nor at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

                    5.9 Information in the Offer Documents. The Offer Documents (and any amendment thereof or supplement thereto) shall not, when filed with the SEC, when first published, distributed or disseminated to the stockholders of the Company and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or the Purchaser with respect to statements made in the Offer Documents based on information supplied by the Company or its Representatives in writing expressly for inclusion therein. The Offer Documents will comply as to form in all material respects with the provisions of the Exchange Act and any other applicable federal securities Laws.

                    5.10 Information in the Proxy Statement and the Schedule 14D-9. The information supplied by Parent or the Purchaser expressly for inclusion or incorporation by reference in the Proxy Statement or the Schedule 14D-9 (and any amendment thereof or supplement thereto) shall not, when filed with the SEC, and, in the case of the Proxy Statement, when first published, distributed or disseminated to the Company’s stockholders, at the time of the meeting of the Company’s stockholders to be held in connection with the Merger and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

                    5.11 Taxes. At the time of the Split-Off and during the one-year period thereafter, neither Parent nor any of its directors, officers, controlling shareholders or other Persons with the explicit or implicit permission of such officers, directors or controlling shareholders, was a party to any agreement, understanding or arrangement or participated in any substantial negotiations concerning the transactions contemplated by this Agreement or any similar acquisition (as such terms are defined in Treasury Regulations Section 1.355-7(h)).

ARTICLE VI
COVENANTS

                    6.1 Conduct of Business Pending the Closing.

                              (a) Conduct of Business of the Company.

                                        (i) The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 6.1(a)(i) of the Company

Disclosure Schedule, as expressly permitted or contemplated by this Agreement (including Section 3.4(a) and this Section 6.1), as required by applicable Law, or as consented to in writing by Parent (such consent not to be unreasonably conditioned, delayed or withheld), the Company shall and shall cause each Company Subsidiary to, in all material respects, conduct its business in the ordinary course of business and in a manner consistent with past practice and the Company and the Company Subsidiaries shall use all reasonable efforts to (A) preserve substantially intact their business organization, (B) keep available the services of their current officers and key employees, (C) maintain and preserve intact their current relationships with any Person with which the Company or any Company Subsidiary has material business relations and (D) comply in all material respects with applicable Law.

                                        (ii) By way of amplification and not limitation, except as set forth in Section 6.1(a)(ii) of the Company Disclosure Schedule, as expressly permitted or contemplated by this Agreement (including this Section 6.1), as required by applicable Law, or as consented to in writing by Parent (such consent not to be unreasonably conditioned, delayed or withheld), the Company shall not and shall cause each Company Subsidiary not to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following:

                                                  (A) (1) amend or otherwise change the Company Certificate, the Company Bylaws or (2) amend or otherwise change any material provision of the equivalent organizational or governing documents of the Company Subsidiaries;

                                                  (B) issue, deliver, sell, pledge or dispose of, grant a Lien on or permit a Lien to exist on, or authorize, propose or agree to the issuance, delivery, sale, pledge or disposition of or granting or placing a Lien on, any shares of the capital stock or other Equity Interests of the Company or any Company Subsidiary, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of the capital stock or other Equity Interests of the Company or any Company Subsidiary (other than (1) pursuant to the requirements of Contracts of the Company or any Company Subsidiary as in existence on the date hereof and (2) pursuant to the vesting and/or exercise of Company Options, Company Stock-Based Awards, warrants, conversion rights and other contractual rights that are (x) in existence on the date hereof or (y) granted or issued after the date hereof pursuant to clause (1) of this parenthetical);

                                                  (C) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly owned Company Subsidiary to the Company or to any other wholly owned Company Subsidiary);

                                                  (D) adjust, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock (other than pursuant to the exercise of Company Options, Company Stock-Based Awards, conversion rights, employee severance, retention, termination, change of control and other contractual rights in existence on the date hereof);

                                                  (E) acquire (including by merger, consolidation, or acquisition of stock or assets), or make any investment outside of the ordinary course of business, in any Equity Interest in any Person or any assets, loans or debt securities thereof;

                                                  (F) (1) incur any indebtedness for borrowed money, except for (x) indebtedness incurred to refinance any existing Indebtedness in an amount not to exceed and on terms no less favorable in the aggregate than, such existing indebtedness and (y) indebtedness owing by any wholly owned Company Subsidiary to the Company or any other wholly owned Company Subsidiary, (2) make any loans or advances or capital contribution to, or investment in, any Person, except in the ordinary course of business (which exception shall include, for the avoidance of doubt, loans or advances to employees of the Company); (3) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $1,000,000 or capital expenditures which are, in the aggregate, in excess of $3,000,000 for the Company and the Company Subsidiaries taken as a whole; or (4) enter into any Contract with respect to any matter set forth in this Section 6.1(a)(ii)(F);

                                                  (G) (1) sell, pledge, or dispose of, (2) other than Permitted Liens, grant a Lien on or permit a Lien to exist on or (3) authorize the sale, pledge, or disposition of, or granting or placing of a Lien (other than Permitted Liens) on, any material assets of the Company or any Company Subsidiary;

                                                  (H) enter into any new line of business outside of its existing business segments that is material to the Company and the Company Subsidiaries, taken as a whole;

                                                  (I) other than in the ordinary course of business consistent with past practice, pursuant to applicable Law or pursuant to Contracts outstanding on the date hereof, (1) increase the compensation payable or to become payable to any current or former Company employee or Contingent Worker, or increase the benefits provided to any current or former Company employee or Contingent Worker; (2) grant any retention, severance or termination pay to, or enter into any employment, bonus, change in control or severance agreement with, any current or former Company employee or Contingent Worker; (3) establish, adopt, enter into, terminate or amend any Company Benefit Plan or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement for the benefit of any current or former Company employee; (4) loan or advance any money or other property to any Company employee or Contingent Worker; or (5) grant any equity or equity-based awards;

                                                  (J) terminate, discontinue, close or dispose of any plant, facility or other business operation, or lay off any employees (other than layoffs of less than fifty (50) employees in any six (6) month period in the ordinary course of business) or implement any early retirement or separation program or announce or plan any such action or program for the future;

                                                  (K) enter into any collective bargaining or other union agreements or commit to enter into any such agreements; provided, however, that the Company may continue negotiations with Office & Professional Employees International Union, Local 29 for all Clinical Laboratory Scientists employed by the Company in this job classification at the Marina Village Lab facility in Alameda, California, but solely to the extent that Purchaser is permitted to participate in all such negotiations and no collective bargaining agreement is entered into by the Company and no material terms or provisions are agreed upon or finalized without the prior consent of Parent;

                                                  (L) except pursuant to Contracts in existence on the date hereof, (1) hire any employee whose annual compensation exceeds $150,000; (2) take any action which is reasonably likely to give rise to a “good reason” (or any term of similar import) claim or terminate the employment other than for “cause” of any employee whose annual compensation exceeds $150,000; or (3) cause or allow any individual to be eligible for coverage under the Executive Change in Control Plan or the Company’s Executive Perquisite Program who was not eligible for such coverage immediately prior to the date of this Agreement;

                                                  (M) transfer or license to any Person any rights to any material Intellectual Property, other than non-exclusive licenses granted in the ordinary course of business consistent with past practice;

                                                  (N) (1) with respect to Registered Intellectual Property, grant a security interest in, abandon, fail to pay any maintenance and related fees or to take any other actions required to maintain the validity and effectiveness of the Registered Intellectual Property or dispose of any right, title or interest of the Company or any of the Company Subsidiaries in any Registered Intellectual Property (in each of the foregoing instances, other than in the ordinary course of business consistent with past practice, including abandonment of any Registered Intellectual Property which the Company, in its reasonable business judgment, believes is not material), or (2) divulge, furnish to or make accessible any material Trade Secrets to any Person who is not subject to an obligation to maintain the confidentiality of such Trade Secrets;

                                                  (O) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than pursuant to this Agreement or among wholly owned Subsidiaries);

                                                  (P) take any action, other than reasonable and usual actions in the ordinary course of business, with respect to accounting policies or procedures;

                                                  (Q) commence or settle any Action, including any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, other than in the ordinary course of business;

                                                  (R) enter into, amend, modify or consent to the termination of any Company Material Contract, or enter into, amend, waive, modify or consent to the termination of the Company’s or any Company Subsidiary’s material rights thereunder, except for customer, distributor and supplier contracts entered into in the ordinary course of business consistent with past practice;

                                                  (S) fail to exercise any rights of renewal pursuant to the terms of any of the Material Real Property Leases which by their terms would otherwise expire; provided that if the terms and conditions of such Leases as so extended would be materially different than the terms and conditions currently in effect the Company and the Company Subsidiaries shall not exercise such rights without Parent’s prior written consent;

                                                  (T) fail to maintain (with insurance companies substantially as financially responsible as its existing insurers) insurance in at least such amounts and against at least such risks and losses as are consistent in all material respects with the Company’s and the Company Subsidiaries’ past practice;

                                                  (U) make any change in its investment policies with respect to cash, cash equivalents or marketable securities; provided, however, that (1) if any investment of the Company or any Company Subsidiary becomes due or matures prior to the Closing, the Company or such Company Subsidiary shall re-invest the proceeds of such investment in money market funds or instruments with remaining maturities of 15 days or less at the date of purchase, and (2) any new investments by the Company or a Company Subsidiary shall be in money market funds or instruments with remaining maturities of 15 days or less at the date of purchase;

                                                  (V) except as required by applicable Law, make or change or rescind any material Tax election, change any annual Tax accounting period, adopt or change any material accounting method for Taxes, file any material amended Tax Return, enter into any closing agreement related to a material amount of Taxes, settle any material Tax claim or assessment relating to the Company or any Company Subsidiary, surrender any right to claim a refund of a material amount of Taxes or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any Company Subsidiary; or

                                                  (W) announce an intention, knowingly commit or agree to take any of the actions described in Sections 6.1(a)(ii)(A) through 6.1(a)(ii)(V) above.

                              (b) Conduct of Business of Parent and the Purchaser. Each of Parent and the Purchaser agrees that, between the date of this Agreement and the Effective Time, it shall not knowingly take any action that would have a Parent Material Adverse Effect.

                    6.2 Cooperation. The Company and Parent shall coordinate and cooperate in connection with (a) the preparation of the Offer Documents, the Schedule 14D-9, the Proxy Statement and any Other Filings, (b) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions are required to be taken under, or consents, approvals or waivers are required to be obtained from parties to, any Company Material Contracts, in connection with the Offer, the Merger or the other transactions contemplated by this Agreement and (c) timely taking any such actions, seeking any such consents, approvals or waivers or making any such filings or furnishing information required in connection therewith or with the Offer Documents, the Schedule 14D-9, the Proxy Statement or any Other Filings.

                    6.3 Access to Information; Confidentiality.

                              (a) Access to Information. Subject to Section 6.3(b), from the date of this Agreement to the Effective Time or the earlier termination of this Agreement pursuant to Section 8.1, the Company shall, and shall cause each Company Subsidiary and each of its and their respective directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors and agents and other representatives (collectively, “Company Representatives”) to, (i) provide to Parent and the Purchaser and each of their respective officers, directors, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives (collectively, “Parent Representatives,” and, each, together with each of the Company Representatives, a “Representative”) reasonable access at reasonable times and upon reasonable prior notice to the Company, to the officers, employees, agents, properties, offices and other facilities of the Company and the Company Subsidiaries and to the books and records thereof and (ii) promptly furnish, or cause to be furnished, such reasonably available information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company and the Company Subsidiaries as Parent, the Purchaser or the Parent Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor any Company Subsidiary shall be required to provide access to or disclose information where such access or disclosure would (A) interfere in any significant manner with the operation or business of the Company or any Company Subsidiary, (B) jeopardize the attorney-client privilege of the Company or any Company Subsidiary or (C) contravene any Law or Contract to which the Company or any Company Subsidiary is party or any privacy policy applicable to the Company’s or any Company Subsidiary’s customer information (provided that the Company shall, to the extent reasonably practicable, cause such information to be provided in a manner that would not result in such jeopardy or violation).

                              (b) Confidentiality and Restrictions. All information disclosed or provided by the Company, any Company Subsidiary or any Company Representative to any member of the Parent Group or any Parent Representative pursuant to, or in accordance with, this Agreement shall be kept confidential in accordance with that certain confidentiality letter agreement, dated as of March 9, 2010, between the Company and Parent (as such agreement may be amended from time to time, the “Confidentiality Agreement”). The Confidentiality Agreement shall continue in full force and effect in accordance with its terms until the earlier of (i) the Effective Time or (ii) the expiration of the Confidentiality Agreement according to its terms and shall survive any termination of this Agreement.

                              (c) No investigation pursuant to this Section 6.3 shall affect any representation, warranty, covenant or agreement in this Agreement of any Party or any condition to the obligations of the Parties.

                    6.4 No Solicitation of Transactions.

                              (a) The Company shall, and shall cause each Company Subsidiary and Company Representative to, immediately cease and cause to be terminated any existing discussions or negotiations with any Third Parties (other than the Parent Representatives) that may be ongoing as of the date hereof with respect to a Takeover Proposal. The Company shall not, and shall cause each Company Subsidiary and Company Representative not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), any inquiries or the making of any proposal or offer (including any proposal or offer to the Company’s stockholders) that constitutes, or may reasonably be expected to lead to, any Takeover Proposal, (ii) enter into any Takeover Proposal Agreement, (iii) enter into, maintain, continue or otherwise engage or participate in any negotiations or discussions with any Person in furtherance of such inquiries or to obtain a proposal or offer that constitutes, or may reasonably be expected to lead to a Takeover Proposal, (iv) agree to, approve, endorse or recommend any Takeover Proposal, (v) take any action to approve a Third Party becoming an “interested stockholder”, or to approve any transaction, for purpose of Section 203 of the DGCL or (vi) resolve, propose or agree, or authorize or permit any Company Representative, to do any of the foregoing. The Company acknowledges and agrees that the doing of any of the foregoing by any of the Company Subsidiaries or any Company Representative shall be deemed to be a breach by the Company of this Section 6.4(a). Unless such action would be inconsistent with the

Company Board’s fiduciary obligations to the Company and its stockholders under applicable Law (in which case such release or waiver shall also apply to the Confidentiality Agreement, as applicable), the Company shall not, and shall not permit any Company Subsidiary to, release any Third Party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party and the Company shall, to the extent possible, promptly take all steps necessary to terminate or cause to be terminated any such waiver previously granted with respect to any provision of any such confidentiality or standstill agreement. The Company shall promptly request each Person that has heretofore executed a confidentiality agreement in connection with such Person’s consideration of acquiring (whether by merger, acquisition of stock or assets or otherwise) the Company or any Company Subsidiary, to return (or if permitted by the applicable confidentiality agreement, destroy) all information required to be returned (or, if applicable, destroyed) by such Person under the terms of the applicable confidentiality agreement and, if requested by Parent, to enforce such Person’s obligation to do so.

                              (b) Notwithstanding any provisions of this Section 6.4, at any time prior to the Acceptance Time, the Company may (i) provide access to its properties, Contracts, personnel, books and records and furnish information and data with respect to the Company and the Company Subsidiaries to, and (ii) participate in discussions or negotiations with, a Person making a Takeover Proposal that did not arise or result from a violation of this Section 6.4 if, prior to providing such access, furnishing such information and entering into such discussions or negotiations, the Company Board has (A) determined in its good faith judgment (after having received the advice of its outside legal counsel and financial advisors of internationally recognized reputation) that (1) such Takeover Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal and (2) the failure to furnish such information to, or enter into such discussions with, the Person who made such Takeover Proposal would be reasonably expected to be inconsistent with the Company Board’s fiduciary obligations to the Company and its stockholders under applicable Law, (B) provided written notice to Parent of its intent to furnish information or enter into discussions with such Person at least twenty-four (24) hours prior to taking any such action, and (C) obtained from such Person an Acceptable Confidentiality Agreement (it being understood that (1) the Company may enter into an Acceptable Confidentiality Agreement without a “standstill” or similar provision or with a “standstill” or similar provision less restrictive with respect to such Person than the terms of any “standstill” or similar provision in the Confidentiality Agreement if it waives or similarly modifies the “standstill” or similar provision in the Confidentiality Agreement and (2) an Acceptable Confidentiality Agreement and any related agreements shall not include any provision granting such Person exclusive rights to negotiate with the Company or having the effect of prohibiting the Company from satisfying its obligations under this Agreement) and, concurrently with the notice provided in clause (ii)(B), delivered to Parent a copy of such Acceptable Confidentiality Agreement (for informational purposes only).

                              (c) Except as set forth in this Section 6.4(c) or Section 6.4(d), neither the Company Board nor any committee thereof may (i) withdraw (or not continue to make), modify, qualify or amend, or publicly propose to withdraw (or not continue to make), modify, qualify or amend, the Company Board Recommendation, (ii) make any public statement or take any action inconsistent with the Company Board Recommendation or (iii) approve, recommend or adopt, or publicly propose to approve, recommend or adopt, any other transaction of the type described in the definition of “Takeover Proposal” (any action described in the foregoing clauses

(i) - (iii), a “Company Adverse Recommendation Change”). Notwithstanding the foregoing, if at any time prior to the Acceptance Time and in response to the receipt of a Superior Proposal that did not arise or result from any breach of this Section 6.4(c), the Company Board determines in its good faith judgment (after having received the advice of its outside legal counsel), that the failure by the Company Board to (A) make a Company Adverse Recommendation Change, (B) terminate this Agreement or (C) approve, endorse, adopt, recommend or enter into any Takeover Proposal Agreement with respect to such Superior Proposal, in each case, would be inconsistent with the Company Board’s fiduciary obligations to the Company and its stockholders under applicable Law, the Company Board may, with respect to such Superior Proposal, take any of the actions set forth in the foregoing clauses (A), (B) and (C); provided, that the Company Board shall not be entitled to exercise its right to take any of the actions set forth in the foregoing clauses (A), (B) or (C) pursuant to this Section 6.4(c) unless:

          (1) the Company has provided written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Company Board has received a Superior Proposal promptly after the Company Board determines it has received a Superior Proposal, stating that the Company Board intends to take any of the actions set forth in the foregoing clauses (A), (B) and (C) and the manner in which it intends to do so, specifying the information required to be included in any notice required to be delivered to Parent under Section 6.4(e);

          (2) Parent does not, within three (3) Business Days of receipt of the Notice of Superior Proposal (the “Notice Period”), make a written offer or proposal to revise the terms of this Agreement in a manner that the Company Board determines in its good faith judgment, after having received the advice of a financial advisor of internationally recognized reputation and outside legal counsel, to be at least as favorable to the Company’s stockholders as such Superior Proposal; provided, however, that during the Notice Period the Company shall negotiate in good faith with Parent (to the extent Parent desires to negotiate) to make such revisions to the terms of this Agreement; provided, further, that any amendment to the terms of such Superior Proposal during the Notice Period shall require a new written notice of the terms of such amended Superior Proposal from the Company and an additional Notice Period that satisfies this Section 6.4(c)(2); and

          (3) in the event of a termination of this Agreement pursuant to the foregoing clause (B), the Company pays the Company Termination Fee pursuant to Section 8.4(a) to Parent prior to or concurrently with such termination.

                              (d) Notwithstanding the foregoing, at any time prior to the Acceptance Time, in response to an Intervening Event, the Company Board may make a Company Adverse Recommendation Change if the Company Board determines in its good faith judgment (after having received the advice of a financial advisor of internationally recognized reputation and outside legal counsel) that, in light of such Intervening Event, the failure of the Company Board to make a Company Adverse Recommendation Change would be inconsistent with the fiduciary duties of the members of the Company Board to the Company and its stockholders under applicable Law; provided, that the Company shall not be entitled to exercise its right to make a Company Adverse Recommendation Change pursuant to this Section 6.4(d) unless:

                              (i) the Company has provided written notice to Parent (a “Notice of Intervening Event”) advising Parent that an Intervening Event has occurred, describing the applicable material fact, event, change, development or set of circumstances giving rise to the Intervening Event, indicating that the Company Board intends to make a Company Adverse Recommendation Change and the manner in which it intends (or may intend) to do so and including written evidence of the determination of the Company Board that the applicable material fact, event, change, development or set of circumstances constitutes an Intervening Event; and

                              (ii) Parent does not, within three (3) Business Days of receipt of the Notice of Intervening Event, make an offer or proposal to revise the terms of this Agreement, including an increase in, or modification of, the Offer Price, in a manner that the Company Board determines in its good faith judgment, after having received the advice of a financial advisor of internationally recognized reputation and outside legal counsel, is on such terms and conditions that the failure of the Company Board to make a Company Adverse Recommendation Change would no longer be inconsistent with the Company Board’s fiduciary duties to the Company and its stockholders under applicable Law.

                    (e) The Company shall promptly (and in any event within one (1) Business Day after the Company attains knowledge thereof) advise Parent in writing of receipt by the Company, any Company Subsidiary or any Company Representative of any proposal, inquiry, offer or request (or any amendment thereto) relating to, that constitutes, or may reasonably be expected to lead to, a Takeover Proposal, including any request for discussions or negotiations and, any request for information relating to the Company or any Company Subsidiary or for access to the business, properties, assets, books or records of the Company or any Company Subsidiary. Such notice shall indicate the identity of the Person making such proposal, inquiry, offer or request and a description of such proposal, inquiry, offer or request, including the material terms and conditions (if any) of such proposed Takeover Proposal, and the Company shall promptly (and in any event within one (1) Business Day after receipt by the Company) provide to Parent copies of any written materials received by the Company in connection with any of the foregoing. The Company agrees that it shall keep Parent informed of the general status and material details of (including discussions with respect to or amendments or proposed amendments to) (i) any such proposal, inquiry, offer or request and (ii) any information requested of or provided by the Company pursuant to Section 6.4(b). The Company agrees that it shall simultaneously provide to Parent any nonpublic information concerning the Company that may be made available pursuant to Section 6.4(b) to any other Person in response to any such proposal, inquiry, offer or request (or any amendment thereto).

                    (f) Nothing in this Section 6.4 shall prohibit or restrict the Company or the Company Board from taking and/or disclosing to the stockholders of the Company a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act; provided, however, that in no event shall this Section 6.4(f) affect the obligations of the Company specified in Section 6.4(c) and Section 6.4(d); provided, further, that neither the Company Board nor any committee thereof shall make a Company Adverse Recommendation Change in connection with such disclosure (it being understood that any “stop, look and listen” communication by or on behalf of the Company pursuant to Rule 14d-9(f) shall not be considered a Company Adverse Recommendation Change). Any Company Adverse

Recommendation Change shall not change the approval of the Company Board for purposes of causing any state takeover statute or other state Law to be inapplicable to the transactions contemplated by this Agreement.

                    6.5 Further Action; Reasonable Best Efforts.

                              (a) Subject to the terms and conditions of this Agreement, including Section 6.4, each Party shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Offer, the Merger and the other transactions contemplated hereby, including using reasonable best efforts to accomplish the following: (i) preparing and filing as soon as practicable (but in no event later than seven (7) Business Days after the date of this Agreement in respect of any such filings required in connection with the HSR Act) all forms, registrations and notices relating to antitrust, competition, trade or other regulatory matters that are required by applicable Law to be filed in order to consummate the Offer, the Merger and the other transactions contemplated hereby and the taking of such actions as are reasonably necessary to obtain any requisite approvals, consents, Orders, exemptions or waivers by, or to avoid an action or proceeding by, a Governmental Entity relating to antitrust, competition, trade or other regulatory matters (collectively, “Regulatory Approvals”), including (A) filings pursuant to the HSR Act, with the United States Federal Trade Commission (“FTC”) and with the Antitrust Division of the United States Department of Justice (“Antitrust Division”) and (B) preparing and filing, as soon as practicable, any form or report required by any other Governmental Entity relating to any Regulatory Approval; (ii) taking all actions reasonably necessary to cause the prompt termination of any waiting period under the HSR Act (including any extension of the initial thirty (30) day waiting period thereunder)) to be satisfied as soon as practicable; (iii) defending any lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or the consummation of the Offer, the Merger and the other transactions contemplated hereby; and (iv) executing and delivering any additional instruments necessary to consummate the Offer, the Merger and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement.

                              (b) Notwithstanding anything in this Agreement to the contrary, in no event will Parent or the Purchaser be obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture, to accept any operational restriction, or take any other action that, in the reasonable judgment of Parent or the Purchaser, could be expected to limit the right of Parent or the Purchaser to own or operate all or any portion of their respective businesses, product lines or assets or limit Parent’s freedom of action with respect to, or its ability to retain, the businesses, product lines or assets of the Company and the Company Subsidiaries or any portion thereof or any of Parent’s or its Subsidiaries’ or its Affiliates other businesses, product lines or assets. With regard to any Governmental Entity, neither the Company nor any of its Affiliates shall, without Parent’s written consent, which may be withheld in Parent’s sole discretion, discuss or commit to any divestiture transaction, or discuss or commit to alter their businesses, product lines or commercial practices in any way, or otherwise take or commit to take any action that limits Parent’s freedom of action with respect to, or its ability to retain any of the businesses, product lines or assets of, the Company or any Company Subsidiary or otherwise receive the full benefits of this Agreement.

                              (c) Each Party shall furnish all information required to be included in any application or other filing to be made pursuant to the rules and regulations of any Governmental Entity in connection with the Offer, the Merger and the other transactions contemplated hereby. Subject to applicable Law, Parent and the Company shall have the right to review in advance, and, to the extent reasonably practicable, each will consult the other on, all the information relating to the other and each of their respective Subsidiaries and Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Offer, the Merger and the other transactions contemplated hereby, provided that, if requested by either Party, such review and consultation shall be conducted by outside legal counsel.

                              (d) Each Party shall (i) subject to Section 6.5(e) below, respond as promptly as reasonably practicable to any inquiries received from the FTC or the Antitrust Division and to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with Regulatory Approvals and antitrust matters, (ii) not extend any waiting period or agree to refile under the HSR Act (except with the prior written consent of the other Parties hereto, which consent shall not be unreasonably withheld, conditioned or delayed) and (iii) not enter into any agreement with the FTC or the Antitrust Division agreeing not to consummate the Offer or the Merger and the transactions contemplated by this Agreement.

                              (e) Parent and the Company shall cooperate in the antitrust defense of the transactions contemplated by this Agreement, including in response to any investigation or litigation by, or negotiations with, any Governmental Entity or other Person relating to the Offer, the Merger or the other transactions contemplated hereby. In connection with and without limiting the foregoing, each Party shall, subject to applicable Law and except as prohibited by any applicable representative of any applicable Governmental Entity: (i) promptly notify the other Parties of any written communication to that Party from the FTC, the Antitrust Division, any State Attorney General or any other Governmental Entity, including regulatory authorities and permit the other Parties to review in advance (and to consider any comments made by the other Parties in relation to) any proposed written communication to any of the foregoing, (ii) not participate in or agree to participate in any substantive meeting or discussion with any Governmental Entity in respect of any filings, investigation or inquiry concerning this Agreement, the Offer, the Merger or the other transactions contemplated hereby unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Entity, gives the other Parties the opportunity to attend and participate thereat and (iii) furnish the other Parties with copies of all correspondence, filings and written communications (and memoranda setting forth the substance thereof) between them and its Affiliates and their respective representatives on the one hand, and any Governmental Entity, including any regulatory authority, or members or their respective staffs on the other hand, with respect to this Agreement, the Offer, the Merger and the other transactions contemplated hereby.

                              (f) Each of the Company, Parent and the Purchaser agrees to all reasonable efforts to obtain any other consents, approvals and authorizations that may be required in connection with the transactions contemplated by this Agreement.

                              6.6 Public Announcements. The initial press release with respect to this Agreement, the Offer, the Merger and the other transactions contemplated hereby shall be a joint release mutually agreed upon by the Company and Parent. Thereafter, none of the Parties shall (and each of the Parties shall cause its Representatives and, in the case of Parent, the other members of the Parent Group, if applicable, not to) issue any press release or make any public announcement concerning this Agreement, the Offer, the Merger or the other transactions contemplated hereby without obtaining the prior written consent of (a) the Company, in the event the disclosing party is Parent, the Purchaser, any other member of the Parent Group, if applicable, or any Parent Representative, or (b) Parent, in the event the disclosing party is the Company, any Company Subsidiary or any Company Representative, in each case, with such consent not to be unreasonably conditioned, delayed or withheld; provided, however, that if a Party determines, based upon advice of counsel, that a press release or public announcement is required by applicable Law or the rules or regulations of any applicable stock exchange, such Party may make such press release or public announcement, in which case the disclosing Party shall use its commercially reasonable efforts to provide the other Parties reasonable time to comment on such release or announcement in advance of such issuance; provided, further, that this Section 6.6 shall terminate upon a Company Adverse Recommendation Change; provided, further, that each of Parent and the Company may make public statements in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not materially inconsistent with previous press releases, public disclosures or public statements made jointly by Parent and the Company and do not reveal material, nonpublic information regarding the other Parties, the Offer, the Merger or the transactions contemplated hereby.

                    6.7 Employee Matters.

                              (a) Parent hereby agrees that, for the period immediately following the Effective Time through and including the eighteen (18) month anniversary of the Effective Time, it shall, or it shall cause the Surviving Corporation and its Subsidiaries to, provide (x) a level of base salary and wages to each Person who is employed by the Company or any Company Subsidiary as of the Effective Time (including Persons on disability or leave of absence, whether paid or unpaid) (each such Person, a “Continuing Employee”) and (y) Benefit Plans for the benefit or welfare of any Continuing Employee, whether maintained by Parent, the Surviving Corporation or any of their Subsidiaries (each such plan, a “Surviving Corporation Benefit Plan”), that are substantially similar in the aggregate to the base salary, wages and benefits (except with respect to equity-based compensation) provided to the Continuing Employees immediately prior to the Effective Time; provided, however, that Parent shall be permitted to (i) change or modify benefit levels prior to such date if necessary or reasonably advisable in connection with changes in applicable Law and (ii) take any and all actions that may be necessary to migrate Continuing Employees to the employee benefit plans, policies, and arrangements of Parent or any Parent Subsidiary.

                              (b) From and after the Effective Time, Parent shall, or it shall cause the Surviving Corporation and its Subsidiaries to, honor in accordance with their terms, all Contracts, agreements, arrangements, programs, policies, plans and commitments of the Company and the Company Subsidiaries, as in effect immediately prior to the Effective Time that are applicable to any current employees of the Company or any Company Subsidiary, including the Executive Change in Control Plan and Corporate Change in Control Plan and all severance plans (to the extent such Contracts, agreements, arrangements, programs, policies, commitments and severance plans are listed in Section 6.7(b) of the Company Disclosure Schedule). Notwithstanding the foregoing, nothing in this Section 6.7(b) shall prohibit Parent, or the Surviving Corporation or its Subsidiaries, from amending or terminating any such Contract, agreement, arrangement, program, policy, plan or commitment of the Company or any Company Subsidiaries at any time after the Effective Time in accordance with its terms.

                              (c) Nothing herein shall be deemed to be a guarantee of employment for any Continuing Employee, or to restrict the right of the Surviving Corporation or its Subsidiaries to terminate any Continuing Employee. The provisions of this Section 6.7 are solely for the benefit of the parties to this Agreement, and no employee or former employee or any other individual associated therewith or any employee benefit plan or trustee thereof shall be regarded for any purpose as a third party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any employee benefit plan for any purpose. In addition, nothing in this Agreement shall be construed to limit the right of Parent or any of its Affiliates (including the Surviving Corporation) to amend or terminate any employee benefit plan in accordance with the terms thereof.

                              (d) With respect to any Surviving Corporation Benefit Plan that is a welfare benefit plan, program or arrangement (a “Purchaser Welfare Benefit Plan”) and in which a Continuing Employee may be eligible to participate on or after the Effective Time, Parent shall, or it shall cause the Surviving Corporation and its Subsidiaries to, (i) waive, or use commercially reasonable efforts to cause its insurance carrier to waive, all limitations as to pre-existing, waiting period or actively-at-work conditions, if any, with respect to participation and coverage requirements applicable to each Continuing Employee under such Purchaser Welfare Benefit Plan to the same extent waived under a comparable Company Benefit Plan and (ii) provide credit to each Continuing Employee (and such Continuing Employee’s beneficiaries) for any co-payments, deductibles and out-of-pocket expenses paid by such Continuing Employee (and such Continuing Employee’s beneficiaries) under the comparable Company Benefit Plan during the relevant plan year, up to and including the Effective Time.

                    6.8 Indemnification of Directors and Officers.

                              (a) The certificate of incorporation and bylaws of the Surviving Corporation and the comparable organizational or governing documents of its Subsidiaries shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors, officers, employees and agents than are set forth in the Company Certificate and the Company Bylaws (or the equivalent organizational or governing documents of the relevant Company Subsidiary, as applicable) as in effect on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of any such Persons, unless such modification is required by Law; provided, however, that in the event any claim is asserted against any Person entitled to the protections of such provisions within such six (6) year period, such provisions shall not be modified with respect to such Person until the final disposition of any such claim.

                              (b) From and after the Effective Time, Parent shall and shall cause the Surviving Corporation to, indemnify and hold harmless, to the fullest extent permitted under applicable Law, and, without limiting the foregoing, as required pursuant to any indemnity agreements of the Company or any Company Subsidiary, each present and former director, officer, employee and agent of the Company and each Company Subsidiary (collectively, the “Indemnified Parties”) against any costs or expenses (including attorneys’ fees and expenses), judgments, inquiries, fines, losses, claims, settlements, damages or liabilities incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer, director, employee, fiduciary or agent of the Company or any Company Subsidiary and (ii) any and all matters pending, existing or occurring at or prior to the Effective Time (including this Agreement, the Offer, the Merger and the other transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time. Parent or the Surviving Corporation shall advance expenses (including reasonable legal fees and expenses) incurred in the defense of any Action with respect to matters subject to indemnification pursuant to this Section 6.8 in accordance with the procedures set forth in the Company Certificate, the Company Bylaws, the certificate of incorporation and bylaws, or equivalent organizational or governing documents, of each Company Subsidiary, and indemnification agreements, if any, in existence on the date of this Agreement.

                              (c) For a period of six (6) years from and after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company and the Company Subsidiaries (the “D&O Insurance”) or provide substitute policies or purchase a “tail policy,” in all cases, of at least the same coverage and amounts containing terms and conditions and from carriers with comparable credit ratings which are no less advantageous to the insureds with respect to claims arising from facts or events, actions or omissions on or before the Effective Time, except that in no event shall the Surviving Corporation be required to pay with respect to the D&O Insurance in respect of any one policy year more than two hundred percent (200%) of the last annual premium paid prior to the date of this Agreement (which amount is set forth in Section 6.8(c) of the Company Disclosure Schedule) (the “Maximum Amount”), and if the Surviving Corporation is unable to obtain the insurance required by this Section 6.8 it shall obtain as much comparable insurance as possible for the years within such six-year period for an annual premium equal to the Maximum Amount, in respect of each policy year within such period. The Company may in lieu of the foregoing insurance coverage, following consultation with Parent, purchase, prior to the Effective Time, a six-year prepaid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits, and from a carrier or carriers with comparable credit ratings, as the current D&O Insurance with respect to matters arising on or before the Effective Time, covering, without limitation, the transactions contemplated hereby.

                              (d) If Parent or the Surviving Corporation or any of their respective successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation (or acquirer of such assets), as the case may be, shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.8.

                              (e) The rights of each Indemnified Party under this Section 6.8 shall be in addition to any right such Person might have under the Company Certificate and the Company Bylaws, the Certificate of Incorporation and the Bylaws of the Surviving Corporation or any comparable organizational or governing documents of their respective Subsidiaries, or under any agreement of any Indemnified Party with the Company, the Surviving Corporation or any of their respective Subsidiaries. The provisions of this Section 6.8 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and representatives.

                    6.9 State Takeover Statutes. If any “control share acquisition”, “fair price”, “business combination” or other anti-takeover Laws becomes or is deemed to be applicable to the Company, Parent or the Purchaser, the Offer or the Merger, including the acquisition of Shares pursuant thereto, or any other transaction contemplated by this Agreement, each of Parent, the Purchaser, the Company and their respective boards of directors shall take all reasonable action necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated hereby or otherwise act to eliminate or minimize the effect of such statute or regulation on this Agreement or the transactions contemplated hereby.

                    6.10 Section 16 Matters. Prior to the Effective Time, the Company shall and shall be permitted to, take all such steps as may reasonably be necessary to cause the transactions contemplated by this Agreement, including any dispositions of Shares (including any derivative securities with respect to such Shares) by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

                    6.11 Rule 14d-10(d) Matters. Prior to the Acceptance Time, the Company (acting through the Compensation Committee of the Company Board) will take all such steps as may be required to cause each agreement, arrangement or understanding entered into by the Company or the Company Subsidiaries on or after the date hereof with any of its officers, directors or employees pursuant to which consideration is paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

                    6.12 Parent Agreement Concerning Purchaser. Parent agrees to cause and enable the Purchaser to comply with its obligations under this Agreement.

                    6.13 Notification of Certain Matters.

                              (a) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence, of any event which could reasonably be expected to cause any of their respective representations or warranties contained in this Agreement to become untrue or inaccurate in any material respect and (ii) any failure of the Company, Parent or the Purchaser, as the case may be, to materially comply with or materially satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

                              (b) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement and (ii) any Action commenced or, to its Knowledge, threatened in writing, relating to or involving or otherwise affecting it or any of its Subsidiaries which relates to the consummation of the transactions contemplated by this Agreement.

                              (c) Notwithstanding the foregoing, (i) the delivery of any notice pursuant to this Section 6.13 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice and (ii) the failure to comply with this Section 6.13 will not constitute the failure of any condition set forth in Article VII or Annex I to be satisfied unless the underlying event would independently result in the failure of a such condition to be so satisfied.

                    6.14 Tax Matters. Prior to commencement of the Offer by the Purchaser, the Company shall deliver to Parent a correct, complete and duly executed IRS Form W-9.

ARTICLE VII
CLOSING CONDITIONS

                    7.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each Party to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction, or written waiver (if permitted by applicable Law) at or prior to the Closing Date of the following conditions:

                              (a) The Company Stockholder Approval shall have been obtained, if and to the extent required by the DGCL;

                              (b) The Purchaser shall have accepted for payment, or caused to be accepted for payment, all Shares validly tendered and not withdrawn in the Offer; and

                              (c) The consummation of the Merger shall not then be restrained, enjoined, prevented, prohibited or otherwise made illegal by any Law or Order (whether temporary, preliminary or permanent) enacted, promulgated, enforced or deemed applicable to the Merger by any court of competent jurisdiction or any other Governmental Entity (collectively, “Restraints”).

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

                    8.1 Termination. This Agreement may be terminated and the Offer, the Merger and the other transactions contemplated hereby may be abandoned, whether before or after approval of the Merger by the stockholders of the Company:

                              (a) by mutual written consent of Parent and the Company, by action of their respective Boards of Directors, at any time prior to the Acceptance Time;

                              (b) by either Parent or the Company:

                                        (i) if the Acceptance Time shall not have occurred on or before the Outside Date; provided, however that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any Party whose breach of this Agreement has been the primary cause or primarily resulted in the failure of the Acceptance Time to have occurred on or before the Outside Date;

                                        (ii) if the Offer (as it may have been extended pursuant to Section 2.1) expires as a result of the non-satisfaction of any condition to the Offer set forth in Annex I or is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any Party whose breach of this Agreement has been the primary cause or primarily resulted in the non-satisfaction of any condition to the Offer set forth in Annex I or the termination or withdrawal of the Offer pursuant to its terms without any Shares being purchased thereunder; or

                                        (iii) if any Restraint restraining, enjoining or otherwise prohibiting (A) prior to the Acceptance Time, the acceptance for payment of, or payment for, Shares pursuant to the Offer or (B) prior to the Effective Time, the Merger, shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(iii) shall not be available to any Party if the issuance of such final, non-appealable Restraint was due to the failure by such Party (including, in the case of Parent, the Purchaser) to perform any of its obligations under this Agreement;

                              (c) by the Company prior to the Acceptance Time:

                                        (i) if Parent or the Purchaser fails to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer as provided in Section 2.1(a) hereof by April 16, 2011, unless such failure shall have been caused by, or resulted from, the failure of the Company to perform, in any material respect, any of its covenants or agreements contained in this Agreement;

                                        (ii) if (A) the Company Board has received a Superior Proposal, (B) the Company Board has determined in good faith (after consultation with its outside legal counsel) that the failure to accept such Superior Proposal is inconsistent with the fiduciary duties of the members of the Company Board to the holders of shares of Company Common Stock under applicable Law, (C) the Company has complied in all material respects with Section 6.4, and (D) prior to or concurrent with such termination, the Company pays the Company Termination Fee to Parent in accordance with Section 8.4(a); or

                                        (iii) if (A) Parent or the Purchaser shall have breached any representation or warranty of Parent or the Purchaser contained in this Agreement or breached or failed to perform any covenant or agreement of Parent or the Purchaser contained in this Agreement that shall have had a Parent Material Adverse Effect, (B) the Company shall have delivered to Parent written notice of such breach or failure to perform and (C) either such breach or failure to perform is not capable of cure or at least fifteen (15) days shall have elapsed since the date of delivery of such written notice to Parent and such breach or failure to perform shall not have been cured in a manner such that there is no Parent Material Adverse Effect;

                              (d) by Parent prior to the Acceptance Time:

                                        (i) if, following commencement of the Offer, (A) a Company Adverse Recommendation Change shall have occurred, (B) the Company shall have failed to include the Company Board Recommendation in the Schedule 14D-9 or to permit Parent to include the Company Board Recommendation in the Offer Documents or (C) the Company or the Company Board shall have approved, recommended, entered into, or allowed the Company or any Company Subsidiary to enter into, a Takeover Proposal Agreement; or

                                        (ii) if (A) the Company shall have breached any representation or warranty of the Company contained in this Agreement or breached or failed to perform any covenant or agreement of the Company contained in this Agreement, in any case, such that any condition to the Offer contained in paragraph (c)(iii) or (c)(iv) of Annex I is not or would reasonably be likely to not be satisfied, (B) Parent shall have delivered to the Company written notice of such breach or failure to perform and (C) either such breach or failure to perform is not capable of cure or at least fifteen (15) days shall have elapsed since the date of delivery of such written notice to the Company and such breach or failure to perform shall not have been cured in a manner such that the conditions to the Offer contained in paragraph (c)(iii) and (c)(iv) of Annex I would be satisfied.

                    8.2 Effect of Termination. Except as otherwise set forth in this Section 8.2, in the event of a valid termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, the Purchaser or the Company hereunder; provided, however, that the provisions of this Section 8.2, Section 6.3(b), Section 8.3, Section 8.4 and Article IX shall remain in full force and effect and survive any termination of this Agreement; provided, further, that, except as set forth in Section 8.4(b), no Party shall be relieved or released from any liabilities or damages arising out of fraud or its material and intentional breach of any provision of this Agreement.

                    8.3 Fees and Expenses. Except as otherwise expressly set forth in this Agreement, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the Party incurring, or required to incur, such fees and expenses, whether or not the Offer or the Merger is consummated.

                    8.4 Company Termination Fee.

                              (a) If this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii) or by Parent pursuant to Section 8.1(d)(i), then the Company shall pay to Parent (or as directed by Parent), by wire transfer of same day funds, $23,450,000 (the “Company Termination Fee”) prior to or concurrently with such termination. If this Agreement is terminated by either the Company or Parent pursuant to Section 8.1(b)(i) or Section 8.1(b)(ii) or by Parent pursuant to Section 8.1(d)(ii), then, in the event that, (i) prior to the occurrence of the action or event that gave rise to the Company’s or Parent’s right to terminate pursuant to Section 8.1(b)(i), Section 8.1(b)(ii) or Section 8.1(d)(ii), as applicable, any Third Party shall have publicly made, proposed, communicated or disclosed an intention to make a Takeover Proposal, which Takeover Proposal was not retracted or rescinded prior to the occurrence of the action or event that gave rise to the Company’s or Parent’s right to terminate pursuant to Section 8.1(b)(i), Section 8.1(b)(ii) or Section 8.1(d)(ii), as applicable and (ii) within twelve (12) months of the termination of this Agreement, the Company enters into a definitive agreement with respect to a Takeover Proposal or any Takeover Proposal is consummated (whether or not the applicable Takeover Proposal is the same as the original Takeover Proposal publically made, proposed, communicated or disclosed), then the Company shall pay, or cause to be paid, to Parent, on the earlier of the date the Company enters into a Takeover Proposal Agreement or the date a Takeover Proposal is consummated, by wire transfer of same day funds, the Company Termination Fee. For purposes of this Section 8.4(a), each reference in the definition of Takeover Proposal to “fifteen percent (15%)” will be deemed to be references to “fifty percent (50%).”

                              (b) If paid, the Company Termination Fee shall be the sole and exclusive remedy of Parent, the Purchaser and their Affiliates against the Company, any Company Subsidiary and any Company Representative for any loss or damage suffered as a result of the breach of any representation, warranty or covenant contained in this Agreement by the Company, any Company Subsidiary or any Company Representative and the failure of the Offer or the Merger to be consummated and, upon payment of the Company Termination Fee in accordance with Section 8.4(a), none of the Company, any Company Subsidiary or any Company Representative shall have further liability or obligation to Parent, the Purchaser or any other Person relating to or arising out of this Agreement or the transactions contemplated by this Agreement; provided, however, that the provisions of this Section 8.4(b) shall be disregarded and Section 8.2 shall apply if the Company, any Company Subsidiary or any Company Representative shall have breached any provision of Section 6.4. For the avoidance of doubt, in no event shall the Company be obligated to pay, or cause to be paid, the Company Termination Fee on more than one occasion.

                              (c) The Company acknowledges that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Company Termination Fee when due, the Company shall also be liable for the costs and expenses actually incurred or accrued by Parent and the Purchaser (including fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.4.

                    8.5 Extension; Waiver. At any time prior to the Effective Time, Parent, the Purchaser or the Company may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations of any other Party under this Agreement, (b) waive any breach or inaccuracy in the representations and warranties of any other Party contained herein or in any instrument delivered pursuant hereto or (c) waive compliance with any of the covenants or agreements of any other Party or any condition to the obligations of the waiving Party contained herein; provided, however, that after the Company Stockholder Approval has been obtained, no extension or waiver that, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by the stockholders of the Company may be made without such stockholder approval. Any such extension or waiver shall be valid only if set forth in a written instrument signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, the failure or delay of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights, nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise of any rights hereunder.

                    8.6 Amendment. Subject to Section 2.3(c), at any time prior to the Effective Time, this Agreement may be amended by the Parties by action taken by or on behalf of their respective Boards of Directors; provided, however, that, after the Company Stockholder Approval has been obtained, no amendment that, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by the stockholders of the Company may be made without such stockholder approval; provided, further, that after the Acceptance Time, Section 2.4 shall not be amended in a manner that adversely affects the rights of the stockholders of the Company other than Parent, Purchaser or their respective wholly owned Subsidiaries. This Agreement may not be amended except by an instrument in writing signed by Parent, the Purchaser and the Company.

ARTICLE IX
GENERAL PROVISIONS

                    9.1 Non-Survival of Representations and Warranties. None of the representations and warranties of the Parties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. None of the covenants or agreements of the Parties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than the covenants and agreements of the Parties contained in Article III and in Section 6.7 and Section 6.8 that by their terms are to be performed in whole or in part after the Effective Time, which shall survive the consummation of the Merger until fully performed.

                    9.2 Notices. Any notices, requests, claims, demands or other communications required or permitted under, or otherwise made in connection with this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail (but, in the case of electronic mail, only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day), (c) upon receipt after dispatch by registered or certified mail, postage prepaid or (d) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery), in each case, addressed as follows (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.2):

If to Parent or the Purchaser, addressed to it at:

Quest Diagnostics Incorporated
3 Giralda Farms
Madison, NJ 07940
Attention:	Michael E. Prevoznik
Senior Vice President and General Counsel
Facsimile:	(973) 520-2076

with a mandated copy (which shall not constitute notice) to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022
Attention:	Clare O’Brien
Facsimile:	(646) 848-8966
Email:	cobrien@shearman.com

If to the Company, addressed to it at:

Celera Corporation
1401 Harbor Bay Parkway
Alameda, CA 94502
Attention:	Scott K. Milsten
Senior Vice President, General Counsel and Secretary
Facsimile:	(510) 749-4301

with a mandated copy (which shall not constitute notice) to:

Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025
Attention: Tad J. Freese
Fax: (650) 463-2600

                    9.3 Headings. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                    9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon a determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

                    9.5 Entire Agreement; Parties in Interest. This Agreement (together with the Exhibits, the Parent Disclosure Schedule and the Company Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided that, following the Effective Time, the provisions of Article III and of Section 6.8 shall inure to the benefit of those Persons benefiting therefrom who are intended third-party beneficiaries thereof.

                    9.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties, in whole or in part (whether pursuant to a merger, by operation of Law or otherwise), without the prior written consent of the other Parties and any such assignment shall be null and void, except that Parent and the Purchaser may assign all or any of their rights and obligations hereunder to any Affiliate of Parent organized and incorporated in the United States (but no such assignment shall relieve Parent or the Purchaser, as the case may be, of its obligations hereunder). No assignment by any Party shall relieve such Party of any of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon, inure solely to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

                    9.7 Mutual Drafting. Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties.

                    9.8 Governing Law; Consent to Jurisdiction; Enforcement; Waiver of Trial by Jury.

                              (a) This Agreement and all claims and causes of action arising out of, based upon, or related to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed, interpreted and enforced in accordance with, the Laws of the State of Delaware.

                              (b) Any Action arising out of, based upon or relating to this Agreement or the transactions contemplated hereby shall be brought solely in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware and any direct appellate court therefrom). Each Party hereby irrevocably submits to the exclusive jurisdiction of such courts in respect of any Action arising out of, based upon or relating to this Agreement and the rights and obligations arising hereunder and agrees that it will not bring any Action arising out of, based upon or related to this Agreement in any other court. Each Party hereby irrevocably waives and agrees not to assert as a defense, counterclaim or otherwise, in any Action arising out of, based upon or relating to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with Section 9.2, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the Action in such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject mater hereof, may not be enforced in or by such courts. Each Party agrees that notice or the service of process in any Action arising out of, based upon or relating to this Agreement or the rights and obligations arising hereunder shall be properly served or delivered if delivered in the manner contemplated by Section 9.2.

                              (c) The Parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) and any such injunction shall be in addition to any other remedy to which any Party is entitled, at law or in equity.

                              (d) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LEGAL ACTION, SUIT OR PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF, BASED UPON OR RELATING TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF. EACH OF THE PARTIES (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8(D).

                    9.9 Counterparts. This Agreement may be executed by facsimile and in two or more counterparts and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement and which shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by facsimile or otherwise) to the other Parties.

*  *  *  *  *

[Signature page follows]

          IN WITNESS WHEREOF, Parent, the Purchaser and the Company have caused this Agreement to be executed and delivered as of the date first written above.

QUEST DIAGNOSTICS INCORPORATED

By:	/s/ Surya N. Mohapatra

Name: Surya N. Mohapatra, Ph.D.
Title: Chairman of the Board, President and
Chief Executive Officer

SPARK ACQUISITION CORPORATION

By:	/s/ Robert A. Hagemann

Name: Robert A. Hagemann
Title: President

CELERA CORPORATION

By:	/s/ Kathy Ordoñez

Name: Kathy Ordoñez
Title: Chief Executive Officer

ANNEX I

CONDITIONS TO THE OFFER

                    Notwithstanding any other provisions of the Offer and in addition to the Purchaser’s rights to extend, amend or terminate the Offer in accordance with the provisions of the Merger Agreement and applicable Law, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, pay for any validly tendered Shares and may delay the acceptance for payment of or, subject to the restrictions referred to above, the payment for, any validly tendered Shares, if (a) the Minimum Condition shall not have been satisfied at the Expiration Date, (b) any applicable waiting period under the HSR Act applicable to the transactions contemplated by the Merger Agreement has not expired or been terminated at or prior to the Expiration Date or (c) at any time on or after the date of the Merger Agreement and prior to the Expiration Date, any of the following conditions have occurred and are continuing at the Expiration Date:

                    (i) there shall be instituted or pending any Action by or before any Governmental Entity against Parent, the Purchaser, the Company or any Company Subsidiary in connection with the Offer or the Merger, (A) challenging the acquisition by Parent or the Purchaser of any Shares pursuant to the Offer or seeking to make illegal, restrain or prohibit the making or consummation of the Offer or the Merger, (B) seeking to prohibit or impose limitations on the ability of Parent or the Purchaser, or otherwise to render Parent or the Purchaser unable, to accept for payment, pay for or purchase any or all of the Shares pursuant to the Offer or the Merger, or seeking to require divestiture of any or all of the Shares to be purchased pursuant to the Offer or in the Merger, (C) seeking to prohibit or impose limitations on the ability of Parent or the Purchaser effectively to acquire, hold or exercise full rights of ownership of the Shares to be purchased pursuant to the Offer or otherwise in the Merger, including the right to vote the Shares purchased by it on all matters properly presented to the stockholders of the Company or (D) which otherwise would have a Company Material Adverse Effect;

                    (ii) there shall be any Law or Order enacted, entered, enforced, promulgated or which is deemed applicable to the Offer, the Merger or any other transaction contemplated by the Merger Agreement, or any other action shall be taken by any Governmental Entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that (x) is, in the reasonable judgment of Parent and the Purchaser, likely, individually or in the aggregate, to result, directly or indirectly, in any of the consequences referred to in clauses (A) through (D) of paragraph (i) above, or (y) has the effect of making the Offer, the Merger or any other transaction contemplated by the Merger Agreement illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer, the Merger or any other transaction contemplated by the Merger Agreement;

                    (iii) (A) any representation or warranty of the Company contained in Section 4.2 of the Merger Agreement shall fail to be true and correct, other than in any insignificant respect, as of the date of the Merger Agreement or as of the Expiration Date with the same force and effect as if made on and as of such date, except for representations and warranties that relate to a specific date or time (which need only be so true and correct as of such date or time), (B) the representation and warranty of the Company contained in Section 4.8(b) of the Merger Agreement shall fail to be true and correct as of the date of the Merger Agreement or as of the Expiration Date with the same force and effect as if made on and as of such date, or (C) any other representation or warranty of the Company contained in the Agreement (without giving effect to any references to any Company Material Adverse Effect or materiality qualifications contained therein) shall fail to be true and correct in any respect as of the date of the Merger Agreement or as of the Expiration Date with the same force and effect as if made on and as of such date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), except, in the case of clause (C), where the failure of such representations and warranties of the Company to be so true and correct would not have a Company Material Adverse Effect;

                    (iv) the Company shall have breached or failed to perform or comply, in any material respect, with any other agreement or covenant to be performed or complied with by it under the Merger Agreement and such breach or failure shall not have been cured;

                    (v) there shall have occurred a Company Material Adverse Effect;

                    (vi) the Purchaser shall not have received a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company, dated as of the Expiration Date, to the effect that the events described contained in clauses (iii), (iv) and (v) have not occurred; or

                    (vii) the Merger Agreement shall have been terminated in accordance with its terms.

                    The foregoing conditions (including those set forth in clauses (a), (b) and (c) of the initial paragraph) are for the sole benefit of Parent and the Purchaser and may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to any such conditions and may be waived in writing (as permitted by applicable Law) by Parent or the Purchaser in whole or in part at any time and from time to time in their sole discretion, in each case subject to the terms of the Merger Agreement. Any reference in this Annex I or the Merger Agreement to a condition or requirement being satisfied shall be deemed to be satisfied if such condition or requirement is so waived in writing (where permitted by applicable Law). The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and the Purchaser to extend, terminate, amend and/or modify the Offer pursuant to the terms and conditions of the Merger Agreement. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                    The capitalized terms used in this Annex I and not defined in this Annex I shall have the meanings set forth in the Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 17, 2011, by and among Parent, the Purchaser and the Company.

Annex I-2

Exhibit A

Form of Certificate of Incorporation of the Surviving Corporation
[See attached]

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CELERA CORPORATION

          FIRST: The name of the corporation is Celera Corporation (the “Corporation”).

          SECOND: The address of the Corporation’s registered office is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

          THIRD: The nature of the business or purposes of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporate Law of the State of Delaware, 8 Del. C. § 101 et seq. (the “DGCL”).

          FOURTH: The maximum number of shares of stock which the Corporation shall have the authority to issue is One Thousand (1,000) shares of common stock having a par value of $0.01 per share (the “Common Stock”).

          FIFTH: Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

          SIXTH: The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The Board of Directors shall consist of not less than one (1) nor more than fifteen (15) persons, the exact numbers to be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of directors then in office.

          SEVENTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of clause (b) of §102 of the Delaware General Corporation Law, as the same may be amended or supplemented. The provisions of this Article Seventh are not intended to, and shall not, limit, supersede or modify any other defense available to a director under applicable law. Any repeal or modification of this Article Seventh by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

          EIGHTH:

          1. No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under

Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the date of this Amended and Restated Certificate of Incorporation to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided in this Amended and Restated Certificate of Incorporation, shall be limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Article Eighth shall not adversely affect any limitation on the personal liability or any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

          2. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, crimina1, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, agent or manager of another corporation or of a partnership, limited liability company, joint venture, trust, nonprofit entity, or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action either in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expenses, liability and loss (including attorneys’ fees, judgments, fines, excise taxes pursuant to the Employee Retirement Income Security Act of 1974, as amended, or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her estate, heirs, executors, administrators, legatees, distributees, and personal and legal representatives; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to be indemnified conferred in this Article Eighth shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final Disposition; provided, however, that the payment of such expenses incurred by the director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is to be rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan), in advance of the final disposition of proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article Eighth or otherwise. The Corporation may also provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

          3. The indemnification and advancement of expenses provided by this Article Eighth shall not limit or exclude any rights, indemnities or limitations of liability to which any person may be entitled, whether as a matter of law, under the By-Laws of the Corporation, by agreement, vote of the stockholders or disinterested directors of the Corporation or otherwise.

          4. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

          5. Any amendment, repeal or modification of any of the provisions of this Article Eighth, including the adoption of any provision of the certificate of incorporation of the Corporation inconsistent with this Article Eighth, shall not adversely affect any right or protection hereunder of any director, officer or other person in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring, or any state of facts existing, at or prior to the time of such amendment, repeal or modification. The rights to indemnification and to the advancement of expenses provided by, or granted pursuant to, this Article Eighth shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributes of such person.

          NINTH:

          1. From time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed in accordance with the laws of the State of Delaware. Notwithstanding anything to the contrary contained herein, this Certificate of Incorporation may be amended from time to time to increase the authorized number of shares of Common Stock set forth above, without the separate vote by the Common Stock voting as a class.

          2. The Board of Directors shall have the power to adopt, amend or repeal the Bylaws.

Exhibit B

Form of Bylaws of the Surviving Corporation
[See attached]

AMENDED AND RESTATED BYLAWS

OF

CELERA CORPORATION

TABLE OF CONTENTS

ARTICLE I
STOCKHOLDERS

			Page

Section	1.01	Annual Meetings	1
Section	1.02	Special Meetings	1
Section	1.03	Notice of Meetings	1
Section	1.04	Business Transacted at Special Meetings of Stockholders	1
Section	1.05	Quorum	1
Section	1.06	Consent of Stockholders in Lieu of Meeting	1

ARTICLE II
BOARD OF DIRECTORS

Section	2.01	General Powers	2
Section	2.02	Number and Term of Office	2
Section	2.03	Election of Directors	2
Section	2.04	Annual and Regular Meetings	2
Section	2.05	Special Meetings; Notice	3
Section	2.06	Telephonic Meetings	3
Section	2.07	Quorum and Vote	3
Section	2.08	Action Without a Meeting	3
Section	2.09	Manner of Acting	3
Section	2.10	Resignations	3
Section	2.11	Removal of Directors	3
Section	2.12	Vacancies and Newly Created Directorships	4
Section	2.13	Reliance on Accounts and Reports, etc	4
Section	2.14	Committees	4

B-i

			Page

ARTICLE III
OFFICERS

Section	3.01	Number and Designation	4
Section	3.02	Additional Officers	4
Section	3.03	Election	5
Section	3.04	Removal and Vacancies	5
Section	3.05	Duties of the Chairman of the Board of Directors	5
Section	3.06	Duties of the President	5
Section	3.07	Duties of the Vice President	5
Section	3.08	Duties of the Secretary	6
Section	3.09	Duties of the Treasurer	6
Section	3.10	Duties of the Controller	6
Section	3.11	Duties of the Assistant Secretary	6
Section	3.12	Duties of the Assistant Controller	6
Section	3.13	Duties of the Assistant Treasurer	6

ARTICLE IV
EXECUTION OF INSTRUMENTS; DEPOSITS; FINANCES

Section	4.01	General	6
Section	4.02	Corporate Indebtedness	7
Section	4.03	Checks, Drafts, etc	7
Section	4.04	Deposits	7
Section	4.05	Dividends	7
Section	4.06	Fiscal Year	7

ARTICLE V
CAPITAL STOCK

Section	5.01	Certificates of Stock	8

ARTICLE VI
SEAL; OFFICES

Section	6.01	Seal	8
Section	6.02	Offices	8

B-ii

			Page
ARTICLE VII
INDEMNIFICATION

Section	7.01	Indemnification	8

ARTICLE VIII
CONFLICTS

Section	8.01	Conflicts	10

ARTICLE IX
AMENDMENTS

Section	9.01	Amendments	10

B-iii

ARTICLE I

STOCKHOLDERS

Section 1.01. Annual Meetings. The annual meeting of the stockholders of the Corporation for the election of directors and for the transaction of such other business as properly may come before such meeting shall be held at such place either within or outside the state of incorporation, at such time and date as shall be fixed from time to time by resolution of the Board of Directors and as set forth in the notice of the meeting.

Section 1.02. Special Meetings. Special meetings of the stockholders may be called at any time by the Chairman of the Board of Directors, if any, or by the President (or, in the absence or disability of the Chairman of the Board and the President, by any Vice President), or by the Board of Directors. Such special meetings of the stockholders shall be held at such places, within or outside the state of incorporation, as shall be specified in the respective notices or waivers of notice thereof.

Section 1.03. Notice of Meetings. The Secretary or any Assistant Secretary shall cause written notice of the date, time and place of each meeting of the stockholders to be given, at least ten but not more than fifty days prior to the meeting, to each stockholder of record entitled to vote. Such notice shall be given either personally or by mail or other means of written communication, addressed to each stockholder at the address of such stockholder appearing on the books of the Corporation at the time such notice is dispatched. Such further notice shall be given as may be required by law. Notice of any meeting of stockholders need not be given to any stockholder who shall sign a waiver of such notice in writing, whether before or after the time of such meeting. Notice of any adjourned meeting of the stockholders of the Corporation need not be given.

Section 1.04. Business Transacted at Special Meetings of Stockholders. Business transacted at any special meeting of stockholders shall not be limited to the purposes stated in the notice thereof.

Section 1.05 Quorum. Except as at the time otherwise required by statute or by the Certificate of Incorporation, the presence at any stockholders meeting, in person or by proxy, of the holders of record of shares of stock (of any class) entitled to vote at the meeting, aggregating a majority of the total number of shares of stock of all classes then issued and outstanding and entitled to vote at the meeting, shall be necessary and sufficient to constitute a quorum for the transaction of business.

Section 1.06 Consent of Stockholders in Lieu of Meeting. To the extent provided by any statute at the time in force, whenever the vote of stockholders at a meeting thereof is required or permitted to be taken for or in connection with any corporate action, by any statute, by the Certificate of Incorporation or by these Bylaws, the meeting and vote of stockholders may be dispensed with if the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted shall consent in writing to such corporate action being taken.

ARTICLE II

BOARD OF DIRECTORS

Section 2.01 General Powers. The property, affairs and business of the Corporation shall be managed by the Board of Directors. The Board of Directors may exercise all the powers of the Corporation, whether derived from law or the Certificate of Incorporation, except such powers as are, by statute, by the Certificate of Incorporation or by these Bylaws, vested solely in the stockholders of the Corporation. No Director need be a stockholder of the Corporation.

Section 2.02 Number and Term of Office. The Board of Directors shall consist of such number (but in no event less than two) of Directors as may be determined from time to time by resolution adopted by affirmative vote of a majority of the whole Board of Directors. Each Director (whenever elected) shall hold office until his or her successor shall have been elected, shall qualify, or until his or her death, or until he or she shall have resigned in the manner provided in Section 2.10 hereof or shall have been removed in the manner provided in Section 2.11 hereof.

Section 2.03 Election of Directors. Except as otherwise provided in Sections 2.11 and 2.12 hereof, the Directors shall be elected annually at the annual meeting of the stockholders. In the event of the failure to elect Directors at an annual meeting of the stockholders, then Directors may be elected at any regular or special meeting of stockholders entitled to vote for election of Directors, provided that notice of such meeting shall contain mention of such purpose.

Section 2.04 Annual and Regular Meetings. The annual meeting of the Board of Directors, for the choosing of officers and for the transaction of such other business as may come before the meeting, shall be held in each year as soon as possible after the annual meeting of the stockholders at the place of such annual meeting of the stockholders, and notice of such annual meeting of the Board of Directors shall not be required to be given. The Board of Directors from time to time may provide by resolution for the holding of regular meetings and fix the time and place (which may be within or outside the state of incorporation) thereof. Notice of such regular meetings need not be given; provided, however, that in case the Board of Directors shall fix or change the time or place of regular meetings, notice of such action shall be given personally or by mail, facsimile or similar means of communication promptly to each Director who shall not have been present at the meeting at which such action was taken.

Section 2.05 Special Meetings; Notice. Special meetings of the Board of Directors shall be held whenever called by the Chairman of the Board, if any, or by the President

(or, in the absence or disability of the Chairman of the Board and the President, by any Vice President), or by any two Directors, at such time and place (which may be within or outside of the state of incorporation) as may be specified in the respective notices or waivers of notice thereof. Special meetings of the Board of Directors may be called on two days’ notice to each Director, personally or by telephone or facsimile or on four days’ notice by mail. Notice of any special meeting need not be given to any Director who shall be present at such meeting, or to any Director who shall waive notice of such meeting in writing, whether before or after the time of such meeting, and any business may be transacted thereat. No notice need be given of any adjourned meeting.

Section 2.06 Telephonic Meetings. Directors may participate in a meeting of the Board of Directors, or a meeting of any committee designated by the Board, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this By-Law shall constitute presence in person at such meeting.

Section 2.07 Quorum and Vote. At all meetings of the Board of Directors, the presence of a majority of the total authorized number of Directors under Section 2.02 hereof shall be necessary and sufficient to constitute a quorum for the transaction of business. Except when otherwise required by statute, the vote of a majority of the total number of Directors present and acting at a meeting at which a quorum is present shall be the act of the Board of Directors. In the absence of a quorum, a majority of the Directors present may adjourn the meeting from time to time, until a quorum shall be present.

Section 2.08 Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors or any meeting of a Committee of the Board of Directors may be taken without a meeting, if written consents thereto are signed by all members of the Board or Committee and such written consents are filed with the minutes of proceedings of the Board.

Section 2.09 Manner of Acting. The Directors shall act only as a Board, and the individual Directors shall have no power as such, except as permitted by statute.

Section 2.10 Resignations. Any Director may resign at any time by delivering a written resignation to the Chairman of the Board, if any, the President, a Vice President, the Secretary or any Assistant Secretary. Unless otherwise specified therein, such resignation shall take effect upon delivery.

Section 2.11 Removal of Directors. Any Director may be removed at any time, either for or without cause, upon the affirmative vote of the holders of a majority of the outstanding shares of stock of the Corporation entitled to vote for the election of such Director, given at a special meeting of such stockholders called for the purpose. Any vacancy in the Board of Directors caused by any such removal may be filled at such meeting by a vote of the stockholders entitled to vote for the election of the Directors so removed. If such stockholders do not fill such vacancy at such meeting, such vacancy may be filled in the manner provided in Section 2.12 hereof.

Section 2.12 Vacancies and Newly Created Directorships. If any vacancies shall occur in the Board of Directors, by reason of death, resignation, removal or otherwise, or if the authorized number of Directors shall be increased, the Directors then in office shall continue to act, and such vacancies may be filled by a majority of the Directors then in office, though less than a quorum, and the Directors so chosen shall hold office until the next annual election and until their successors are duly elected and qualified, unless sooner displaced. Any such vacancies or newly created Directorships may also be filled by a vote of the stockholders entitled to vote for the election of Directors.

Section 2.13 Reliance on Accounts and Reports, etc. A Director, or a member of any committee designated by the Board of Directors, in the performance of his or her duties, shall be fully protected in relying in good faith on the records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors or by any other person as to matters the Director or member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Section 2.14 Committees. The Board may establish such committees having such responsibilities and composition as it shall from time to time by resolution determine.

ARTICLE III

OFFICERS

Section 3.01 Number and Designation. The officers of the Corporation shall be chosen by the Board of Directors and may include a Chairman of the Board, a President, a Vice President, a Secretary, a Controller and a Treasurer who shall hold office until their successors are chosen and qualify or their earlier resignation or removal. The Board of Directors may also choose additional Vice Presidents, and one or more Assistant Secretaries, Assistant Controllers and Assistant Treasurers. Any one or more of such Vice Presidents may be designated as Executive or Senior Vice President. Any number of offices may be held by the same person, except that no person shall simultaneously hold the offices of Chairman or President and Secretary, Treasurer or Controller. The Chairman shall be a member of the Board of Directors. The Board may also designate any Vice Presidents as Chief Financial Officer and as General Counsel.

Section 3.02 Additional Officers. The Board of Directors may appoint such other officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors. The Board of Directors may also delegate its Chairman or the President to appoint and remove such additional officers as the

Chairman or the President, as the case may be, shall designate in writing, with such limited authority as shall be set forth in writing, and such appointments shall be reported to the Board of Directors.

Section 3.03 Election. The Board of Directors at its first meeting or such subsequent meetings as shall be held prior to its first annual meeting, and thereafter annually at its annual meeting, shall choose the officers of the Corporation. If any officers are not chosen at an annual meeting, such officers may be chosen at any subsequent regular or special meeting.

Section 3.04 Removal and Vacancies. Any officer elected or appointed by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors, either with or without cause. Any vacancy occurring in any office or the Corporation shall be filled by the Board of Directors.

Section 3.05 Duties of the Chairman of the Board of Directors. The Chairman of the Board of Directors, if present, shall preside at all stockholders’ meetings and all meetings of the Board at which he is present and shall have such other duties as shall be assigned to him or her by the Board of Directors. The Chairman may be the Chief Executive Officer of the Corporation.

Section 3.06 Duties of the President. The President shall have direct charge of the business of the Corporation, subject to the general control of the Board of Directors, and may be the Chief Executive Officer and/or the Chief Operating Officer of the Corporation. In the absence of the Chairman of the Board or if no Chairman of the Board has been chosen, the President shall also have the duties of the Chairman of the Board.

Section 3.07 Duties of the Vice President. In the event of the absence of disability of the Chairman of the Board and the President, the Executive or Senior Vice President, if any, or if absent, any Vice President designated by the Board of Directors, shall perform all the duties of the President, and when so acting, shall have all the powers of, and be subject to all the restrictions upon, the President. Except where by law the signature of the President is required, each of the Vice Presidents shall possess the same power as the President to sign all certificates, contracts, obligations and other instruments of the Corporation. Any Vice President shall perform such other duties and may exercise such other powers as from time to time may be assigned to him or her by these Bylaws or by the Board of Directors or the President. An Executive Vice President may be the Chief Operating Officer of the Corporation.

Section 3.08 Duties of the Secretary. The Secretary shall, if present, act as Secretary of, and keep the minutes of, all the proceedings of the meetings of the stockholders and of the Board of Directors and of any committee of the Board of Directors in one or more books to be kept for that purpose; shall perform such other duties as shall be assigned to him or her by the President or the Board of Directors; and, in general, shall perform all duties incident to the office of Secretary.

Section 3.09 Duties of the Treasurer. The Treasurer shall keep or cause to be kept full and accurate records of all receipts and disbursements in the books of the Corporation and shall have the care and custody of all funds and securities of the Corporation. He or she shall disburse the funds of the Corporation as may be ordered by the Board of Directors, shall render to the President and the Board of Directors, whenever they request it, an account of all of his or her transactions as Treasurer and shall perform such other duties as may be assigned to him or her by the President or the Board of Directors; and, in general, shall perform all duties incident to the office of Treasurer.

Section 3.10 Duties of the Controller. The Controller shall be the chief accounting officer of the Corporation. The Controller shall keep or cause to be kept all books of account and accounting records of the Corporation and shall keep and maintain, or cause to be kept and maintained, adequate and correct accounts of the properties and business transactions of the Corporation. The Controller shall prepare or cause to be prepared appropriate financial statements for the Corporation and shall perform such other duties as may be assigned to him or her by the President or the Board of Directors; and, in general, shall perform all duties incident to the office of Controller.

Section 3.11 Duties of the Assistant Secretary. The Assistant Secretary, if any, shall, in the absence or disability of the Secretary, exercise the powers and perform the duties of the Secretary, and shall perform such other duties as shall be assigned to him or her by the President or the Board of Directors.

Section 3.12 Duties of the Assistant Controller. The Assistant Controller, if any, shall, in the absence or disability of the Controller, exercise the powers and perform the duties of the Controller, and shall perform such other duties as shall be assigned to him or her by the President or the Board of Directors.

Section 3.13 Duties of the Assistant Treasurer. The Assistant Treasurer, if any, shall, in the absence or disability of the Treasurer, exercise the powers and perform the duties of the Treasurer, and shall perform such other duties as shall be assigned to him or her by the President or the Board of Directors.

ARTICLE IV

EXECUTION OF INSTRUMENTS; DEPOSITS; FINANCES

Section 4.01 General. Subject to the provisions of Sections 4.02, 4.03 and 4.04 hereof, all deeds, documents, transfers, contracts, and agreements and other instruments requiring execution by the Corporation shall be signed by the Chairman of the Board, the President, a Vice President or the Treasurer, or as the Board of Directors may otherwise from time to time authorize by resolution. Any such authorization may be general or confined to specific instances.

Section 4.02 Corporate Indebtedness. No loan shall be contracted on behalf of the Corporation, and no evidences of indebtedness shall be issued in its name, unless authorized by the Board of Directors. Such authorizations of the Board may be general or confined to specific instances. Loans authorized by the Board of Directors may be effected at any time for the Corporation from any bank, trust company or other institution, or from any firm, corporation or individual. All bonds, debentures, notes and other obligations or evidences of indebtedness of the Corporation issued for such loans as the Board shall authorize shall be made, executed and delivered as the Board of Directors shall authorize. When so authorized by the Board of Directors, any part of or all the properties, including contract rights, assets, business or goodwill of the Corporation, whether then owned or thereafter acquired, may be mortgaged, pledged, hypothecated or conveyed or assigned in trust as security for the payment of such bonds, debentures, notes and other obligations or evidences of indebtedness so the Corporation, and of the interest thereon, by instruments executed and delivered in the name of the Corporation.

Section 4.03 Checks, Drafts, etc. All checks, drafts, bills of exchange or orders for the payment of money, issued in the name of the Corporation, shall be signed only by the Treasurer or such other person or persons and in such manner as may from time to time be designated by the Board of Directors, which designation may be general or confined to specific instances; and unless so designated, no person shall have any power or authority thereby to bind the Corporation or to pledge its credit or to render it liable.

Section 4.04 Deposits. All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation in such banks, trust companies or other depositories as the Board of Directors may select. The Board of Directors may make such special rules and regulations with respect to such bank accounts, not inconsistent with the provisions of these Bylaws, as it may deem expedient. For the purpose of deposit and for the purpose of collection for the account of the Corporation, checks, drafts and other orders for the payment of money which are payable to the order of the Corporation shall be endorsed, assigned and delivered by the Treasurer or such other person or persons and in such manner as may from time to time be designated by the Board of Directors.

Section 4.05 Dividends. Dividends upon the stock of the Corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Such declaration may be continuing or limited to a specific payment or distribution. Dividends may be paid in cash, in property, or in shares of stock, subject to the provisions of the Certificate of Incorporation.

Section 4.06 Fiscal Year. The fiscal year of the Corporation shall be the calendar year, unless otherwise fixed by resolution of the Board of Directors.

ARTICLE V

CAPITAL STOCK

Section 5.01 Certificates of Stock. Every holder of stock in the Corporation shall be entitled to have a certificate signed by, or in the name of the Corporation by, the Chairman of the Board of Directors, or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or by the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by such holder in the Corporation.

ARTICLE VI

SEAL; OFFICES

Section 6.01 Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its incorporation and the words “Corporate Seal, State of Delaware.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

Section 6.02 Offices. The Corporation may have offices at such other places both within or outside the state of incorporation as the Board of Directors may from time to time determine or as the business of the Corporation may require.

ARTICLE VII

INDEMNIFICATION

Section 7.01 Indemnification. (a) No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware (or any comparable provisions of the law of the state of incorporation), or (iv) for any transaction from which the director derived an improper personal benefit.

          (b) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, agent or manager of another corporation or of a partnership, limited liability company, joint venture, trust, nonprofit entity, or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action either in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the laws of the state of incorporation, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expenses, liability and loss (including attorneys’ fees, judgments, fines, excise taxes pursuant to the Employee Retirement Income Security Act of 1974, as amended, or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her estate, heirs, executors, administrators, legatees, distributees, and personal and legal representatives; provided, however, that, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to be indemnified conferred in this Section 7.01 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, the payment of such expenses incurred by the director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is to be rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan), in advance of the final disposition of proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article or otherwise. The Corporation may provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

          (c) The indemnification provided by this Section 7.01 shall not limit or exclude any rights, indemnities or limitations of liability to which any person may be entitled, whether as a matter of law, under the Certificate of Incorporation of the Corporation, these Bylaws, by agreement, vote of the stockholders or disinterested directors of the Corporation or otherwise.

          (d) If a claim under paragraph (b) of this Section 7.01 is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. In any such action, the Corporation shall have the burden of proving that the claimant is not entitled to the requested indemnification and/or advancement of expenses under this Section 7.01(d).

          (e) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the laws of the state of incorporation.

          (f) The provisions of this Article VII shall constitute a contract between the Corporation, on the one hand, and, on the other hand, each individual who serves or has served as a director or officer of the Corporation (whether before or after the adoption of this Article VII), in consideration of such person’s past or current and any future performance of services for the Corporation and pursuant to this Article VII the Corporation intends to be legally bound to each such current or former director or officer of the Corporation. With respect to current and former directors or officers of the Corporation, the rights conferred under this Article VII are present contractual rights, and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of this bylaw. With respect to any directors or officers of the Corporation who commence service following adoption of this bylaw, the rights conferred under this provisions shall be present contractual rights, and such rights shall fully vest, and be deemed to have vested fully, immediately upon such director or officer commencing service as a director or officer of the Corporation. Neither amendment nor repeal nor modification of any provision of this Article VII nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article VII shall eliminate or reduce the effect of this Article VII in respect of any act or omission occurring, or any cause of action or claim that accrues or arises or any state of facts existing, at the time of or before such amendment, repeal, modification or adoption of an inconsistent provision (even in the case of a proceeding based on such a state of facts that is commenced after such time). The rights to indemnification and to advancement of expenses provided by, or granted pursuant to, this Article VII shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributes of such person. For purposes of this Section (f), “director of officer of the Corporation” includes any person who, while as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent or manager of another corporation or of a partnership, limited liability company, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans.

ARTICLE VIII

CONFLICTS

Section 8.01 Conflicts. To the extent any provision of these Bylaws conflicts with the law of the state of incorporation of the Corporation, the laws of such state shall control.

ARTICLE IX

AMENDMENTS

Section 9.01 Amendments. These Bylaws may only be altered or repealed and new Bylaws adopted by resolution of the Board of Directors or of the Shareholders.